                                              Filed Pursuant to Rule 424(b)(5)
                                              Registration No.  333-04544

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 10, 1997)

                                  $100,000,000

                             CP LIMITED PARTNERSHIP

6.92% MANDATORY PAR PUT REMARKETED SECURITIES(SM )("MOPPRS(SM)") DUE DECEMBER 10, 2014
                            ------------------------

     CP Limited Partnership (the "Operating Partnership") is offering the 6.92% MandatOry Par Put Remarketed Securities(SM) ("MOPPRS(SM)") due December 10, 2014. The annual interest rate on the MOPPRS to the Remarketing Date is 6.92%. Interest on the MOPPRS will be payable semiannually on June 10 and December 10 of each year, commencing June 10, 1998. Except in the limited circumstances described herein, the MOPPRS are not subject to redemption by the Operating Partnership on or prior to December 10, 2004 (the "Remarketing Date"). After the Remarketing Date, the MOPPRS are subject to redemption by the Operating Partnership, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest. See "Description of Offered Securities -- Redemption."

     ON THE REMARKETING DATE, THE MOPPRS WILL, IN ALL CASES, BE SUBJECT TO MANDATORY TENDER TO THE REMARKETING DEALER OR SUBJECT TO REPURCHASE BY THE OPERATING PARTNERSHIP AS DESCRIBED BELOW. If Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Dealer (the "Remarketing Dealer"), has elected to remarket the MOPPRS as described herein, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at a price equal to 100% of the principal amount thereof for remarketing on the Remarketing Date, except in the limited circumstances described herein. See "Description of Offered
Securities -- Tender of MOPPRS; Remarketing." If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Operating Partnership will be required to repurchase the entire principal amount of the MOPPRS from the beneficial owners ("Beneficial Owners") thereof at 100% of the principal amount thereof plus accrued interest, if any. See "Description of Offered Securities -- Repurchase."

     Ownership of the MOPPRS will be maintained in book-entry form by or through The Depository Trust Company ("DTC"). Interests in the MOPPRS will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Beneficial Owners of the MOPPRS will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the MOPPRS will be made in immediately available funds. The secondary market trading activity in the MOPPRS will therefore settle in immediately available funds. All payments of principal and interest on the MOPPRS will be made by the Operating Partnership in immediately available funds so long as the MOPPRS are maintained in book-entry form. Beneficial interests in the MOPPRS may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof. See "Description of Offered Securities -- Book-Entry System" and
"-- Same-Day Settlement and Payment."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The MOPPRS will be sold to the public at varying prices relating to prevailing market prices at the time of resale to be determined by the Underwriters named below at the time of each sale. The net proceeds to the Operating Partnership will be 102.005% of the principal amount of the MOPPRS sold and the aggregate gross proceeds, before deducting offering expenses payable by the Operating Partnership, will be $102,005,000, plus accrued interest, if any, from December 23, 1997. For further information with respect to the plan of distribution, see "Underwriting."
                            ------------------------

     The MOPPRS are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the MOPPRS will be made through the book-entry facilities of DTC on or about December 23, 1997.

                            ------------------------
MERRILL LYNCH & CO.
                          PAINEWEBBER INCORPORATED

                                                       A.G. EDWARDS & SONS, INC.

                            ------------------------

          The date of this Prospectus Supplement is December 18, 1997.

---------------

"MandatOry Par Put Remarketed Securities(SM)" and "MOPPRS(SM)" are service marks owned by Merrill Lynch & Co., Inc.

                               PROPERTY LOCATIONS

                          [GEOGRAPHIC PROPERTIES MAP]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE MOPPRS MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE MOPPRS. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT TRANSACTIONS AND THE PURCHASE OF MOPPRS TO COVER THE UNDERWRITERS' SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     CERTAIN MATTERS DISCUSSED IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS, AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN INCLUDING, WITHOUT LIMITATION, STRATEGIC INITIATIVES, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY AND THE OPERATING PARTNERSHIP TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY AND THE OPERATING PARTNERSHIP TO DIFFER MATERIALLY FROM THE COMPANY AND THE OPERATING PARTNERSHIP'S EXPECTATIONS ARE DISCLOSED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS ("CAUTIONARY STATEMENTS"), INCLUDING, WITHOUT LIMITATION, THOSE STATEMENTS MADE IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY AND THE OPERATING PARTNERSHIP ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                      (This Page Intentionally Left Blank)

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" or "Chateau," or to the "Operating Partnership," shall mean Chateau Communities, Inc. or CP Limited Partnership, respectively, and their subsidiaries on a consolidated basis, as well as their respective predecessors.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

     The MOPPRS are being issued by CP Limited Partnership (the "Operating Partnership"), which is the operating partnership of Chateau Communities, Inc. (the "Company"). The Company, a self-administered and self-managed equity real estate investment trust ("REIT"), is the largest owner/manager of manufactured home communities in the United States, based both on the number of communities and the number of residential homesites owned. At November 30, 1997, the Operating Partnership owned and operated 131 manufactured home communities (the "Properties") located in 28 states, with an aggregate of 43,754 homesites. As of that date, the Operating Partnership owned undeveloped land adjacent to existing communities containing approximately 5,000 expansion sites zoned for manufactured housing. At September 30, 1997, the total occupancy rate for the Operating Partnership's homesites, including properties under development, was approximately 91.8%, and the occupancy rate for the Operating Partnership's stabilized property portfolio was approximately 94.2%. The Operating Partnership's portfolio is geographically diversified, with significant concentrations in the southeastern and midwestern United States, permitting economies of scale in property management operations. The Operating Partnership's portfolio is also diversified by resident orientation, with approximately 28% of the residential homesites in adult-oriented communities and 72% of residential homesites in family-oriented communities. The Operating Partnership also currently fee manages 6,700 residential homesites in 32 communities, and conducts manufactured home sales and brokerage activities through its taxable subsidiary, Community Sales, Inc. ("CSI"). In 1997, the National Manufactured Housing Congress presented the Company with the "National Operator of the Year" award for an unprecedented fifth consecutive year, confirming the Company's outstanding reputation for excellence in property management and operations.

     On February 11, 1997, the Company completed a strategic merger of equals (the "Merger") with ROC Communities, Inc. ("ROC"), in which ROC merged with a special-purpose merger subsidiary of the Company. As a result of the Merger, the businesses of the Company and ROC were combined under a single unified organization.

     The Company conducts substantially all of its activities through the Operating Partnership in which, as of September 30, 1997, it owned, directly and through ROC (the other general partner of the Operating Partnership), an approximate 90% general partner interest. As general partners of the Operating Partnership, the Company and ROC have unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Properties. The Company's Common Stock is listed on the New York Stock Exchange under the Symbol "CPJ."

     The Operating Partnership believes that manufactured homes have become an increasingly popular alternative to site-built homes. According to data published by the Manufactured Housing Institute, the number of manufactured home shipments has increased by more than 64% from 1980 to 1996, and from 1986 to 1996 approximately 27% of all new single-family homes sold in the United States have been manufactured homes. In addition, based on U.S. Census Bureau statistics from the 1990 Census, manufactured housing represents the fastest growing sector of the U.S. housing market. According to these statistics, from 1980 to 1990, approximately 29% of all new single-family homes sold in the United States have been manufactured homes.

     The Operating Partnership seeks to maximize long-term growth in income and portfolio value through active management and expansion of certain of its existing manufactured home communities and the acquisition and selective development of additional communities. The Operating Partnership focuses on manufactured home communities that it believes to have growth potential and expects to hold such properties for long-term investment and capital appreciation.

     The Operating Partnership maintains most of its communities free of indebtedness secured by mortgages. Of the 128 communities owned by the Operating Partnership at September 30, 1997, only 47 were encumbered by mortgages (representing 29% of all sites owned). On a pro forma basis as of September 30, 1997 (after giving effect to the Merger and the offering of the MOPPRS and the application of the net proceeds therefrom), the aggregate principal amount of all outstanding debt of the Operating Partnership was 36% of the Adjusted Total Assets (as defined in the Indenture) of the Operating Partnership, and the aggregate principal amount of all outstanding secured debt of the Operating Partnership encumbered 12% of the Adjusted Total Assets of the Operating Partnership.

     Senior management of the Company has a combined 100 years of experience in the manufactured housing community industry. The Company's directors and executive officers also have a substantial ownership interest in the Operating Partnership. As of November 30, 1997, such persons owned a total of 5.2 million shares of Common Stock in the Company and 686,000 units of limited partner interests ("OP Units") in the Operating Partnership (representing, in the aggregate, a 21% equity interest in the Operating Partnership).

                              RECENT DEVELOPMENTS

  The Merger

     The Company completed the Merger with ROC on February 11, 1997. The Merger combined the property management, administration, acquisitions, development and new home sales and brokerage expertise of the two companies under a single entity. The Merger also brought together the complementary skills and experience of senior executives of both companies who now form the core of senior management for the combined organization. Since the Merger, the Company has integrated the operations and organizational reporting structures of the two companies, reorganized all aspects of property management under a single Company-wide system, developed and implemented a combined capital and financing strategy, implemented a uniform accounting and financial reporting system, and commenced new business initiatives relating to new community development, expansions and home sales and brokerage activities. Since the announcement of the Merger with ROC on July 17, 1996 through September 30, 1997, total return to stockholders of the Company (stock price appreciation plus dividends) has been 52%.

  Recent Acquisitions

     Since January 1, 1997, the Operating Partnership has acquired eight communities (containing a total of approximately 1,200 homesites) for an aggregate purchase price of approximately $26.3 million (including acquisitions made by ROC prior to the Merger). These communities are located in Massachusetts
(four), Texas (two), and Georgia (two). As of November 30, 1997, the average occupancy rate for these communities was 95%. The four Massachusetts properties represent the Operating Partnership's entrance into the New England marketplace, in which the Operating Partnership foresees additional attractive acquisition opportunities in the future.

     The Operating Partnership continually evaluates possible property acquisitions. The Operating Partnership believes that the recent adoption of the Taxpayer Relief Act of 1997 and the resulting reduction in long-term capital gains tax rates has encouraged current community owners to begin to seek sales opportunities, and as a result, the Operating Partnership expects the pace of its acquisitions to increase over the next six to nine months.

  Development and Expansion

     Since the Merger, the Operating Partnership has accelerated its development activities. During 1997, the Operating Partnership commenced or completed development projects at ten separate communities in seven states. It has thus far in 1997 substantially completed the development at these communities of nearly 700 new homesites. In these developments, the Operating Partnership's invested cost per site is expected to average approximately $15,000. The Operating Partnership is also involved in third-party joint ventures to develop four new communities, containing a potential of 2,000 new homesites. Through these activities, the Operating Partnership has completed the development of 50 sites thus far in 1997. As of September 30, 1997, the Operating Partnership had invested an aggregate of approximately $3.0 million in these third-party joint venture developments, and committed to invest approximately $40 million in such ventures over the next seven years. At November 30, 1997, the Operating Partnership owned approximately 5,000 sites in its existing properties that are suitable for further expansion.

  Credit Facilities

     In July 1997, the Operating Partnership entered into two new credit facilities with the First National Bank of Chicago and other lenders, consisting of a $25 million term loan and a $75 million revolving line of credit, and in November 1997 expanded the borrowing capacity under these facilities by $14 million (the "First Chicago Credit Facilities"). Effective in July 1997, the interest rate on the revolving credit facility was reduced to LIBOR plus 110 basis points (from LIBOR plus 150 basis points). In addition, in September 1997 the Operating Partnership secured a $7.5 million revolving line of credit from Colorado National Bank which bears interest at a rate of LIBOR plus 125 basis points (the "CNB Facility" and, together with the First Chicago Credit Facilities, the "Credit Facilities").

  Credit Ratings

     On November 6, 1997, the Operating Partnership's investment corporate rating was upgraded to "BBB" by Standard & Poor's Ratings Services. As of the date hereof, the Operating Partnership is rated "Baa3" by Moody's Investors Service. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the Offered Securities and are subject to revision or withdrawal at any time by the assigning rating agency.

  Windsor

     In September 1997, the Company completed the acquisition of The Windsor Corporation ("Windsor"), the general partner of partnerships that own 28 manufactured home communities (containing 5,700 homesites), all of which have been managed by ROC on a fee basis since 1993 and by the Operating Partnership since the Merger. The Windsor acquisition was financed with the issuance of 101,239 shares of the Company's Common Stock at a price of approximately $29 per share and $750,000 in cash.

  Organization of CSI

     Prior to the Merger, new home sales and commercial brokerage activities at the Company's communities were conducted by third parties. As a result of the Merger, the Company acquired the sales and brokerage capabilities of CSI, which had previously been operated as a taxable subsidiary of ROC, and which is now operated as a taxable subsidiary of the Operating Partnership. CSI achieved total sales and brokerage revenues from January 1 through September 30, 1997 of approximately $13.6 million, involving over 300 new home sales and 600 brokered sales. The Company anticipates that revenues from sales and brokerage activities will represent a growing portion of its revenue base for 1998.

                                  THE OFFERING

     Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Indenture (as defined herein) or under "Description of Offered Securities."

Securities Offered.........  $100,000,000 aggregate principal amount of 6.92%
                             MandatOry Par Put Remarketed Securities ("MOPPRS") due December 10, 2014.

Maturity...................  The Stated Maturity Date of the MOPPRS is December
                             10, 2014.

Mandatory Tender of MOPPRS;
  Remarketing and
  Repurchase:..............  Provided that the Remarketing Dealer gives the notice to the Operating Partnership and the Trustee on a Business Day not more than 15 nor fewer than five Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing, the MOPPRS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "Description of Offered Securities -- Repurchase" or
                             "-- Redemption."

                             The purchase price to be paid by the Remarketing Dealer for the tendered MOPPRS will equal 100% of the principal amount thereof. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Operating Partnership will be required to repurchase the MOPPRS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued interest, if any. See "Description of Offered
                             Securities -- Repurchase."

Optional Redemption........  The MOPPRS are subject to redemption from the
                             Remarketing Dealer, in whole but not in part, at the option of the Operating Partnership on the Remarketing Date at the Optional Redemption Price. After the Remarketing Date, the MOPPRS are subject to redemption by the Operating Partnership, in whole or in part, at the option of the Operating Partnership at any time thereafter, at a redemption price determined by the Operating Partnership equal to the sum of (i) the principal amount of the MOPPRS being redeemed, plus accrued and unpaid interest thereon to the redemption date, and (ii) the Make-Whole Amount, if any, with respect to such MOPPRS. See "Description of Offered
                             Securities -- Redemption."

Interest Payment Dates.....  Interest on the MOPPRS is payable semiannually on
                             June 10 and December 10 of each year, commencing June 10, 1998.

Ranking....................  The MOPPRS will be senior unsecured obligations of the Operating Partnership and will rank equally with the Operating Partnership's other unsecured and unsubordinated indebtedness. As of September 30, 1997, the Operating Partnership had outstanding approximately $232.8 million of other unsecured and unsubordinated indebtedness. In addition, as of such date the Operating Partnership and its subsidiaries had outstanding approximately $115.4 million of secured mortgage debt, which will rank senior to the MOPPRS.

Use of Proceeds............  The aggregate proceeds from the sale of the MOPPRS, before deducting offering expenses, are estimated to be approximately $102.0 million. The net proceeds will be used primarily to reduce outstanding balances under the Credit Facilities. Approximately $112.1 million was outstanding under these facilities as of November 30, 1997. See "Use of Proceeds."

Limitation on Incurrence of
Debt.......................  The MOPPRS contain various covenants including the following:

                             Neither the Operating Partnership nor any Subsidiary may incur any Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (i) the Adjusted Total Assets of the Operating Partnership and its Subsidiaries as of the end of the most recent calendar quarter and (ii) the increase, if any, in Adjusted Total Assets from the end of such quarter, including those proceeds incurred in connection with the incurrence of such additional Debt, minus
                             (iii) the decrease, if any, in the Adjusted Total Assets from the end of such quarter.

                             Neither the Operating Partnership nor any Subsidiary may incur any Debt secured by any mortgage or other lien upon any of the property of the Operating Partnership or any Subsidiary if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any mortgage or other lien on the property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (i) the Adjusted Total Assets of the Operating Partnership and its Subsidiaries as of the end of the most recent calendar quarter and
                             (ii) the increase, if any, in Adjusted Total Assets from the end of such quarter, including those proceeds incurred in connection with the incurrence of such additional Debt, minus (iii) the decrease, if any, in the Adjusted Total Assets from the end of such quarter.

                             The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis.

                             Neither the Operating Partnership nor any Subsidiary may incur any Debt, if, after giving effect thereto, the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to certain assumptions.

                                    BUSINESS

THE COMPANY AND THE OPERATING PARTNERSHIP

     The MOPPRS are being issued by the Operating Partnership, which is the operating partnership of the Company. The Company, a self-administered and self-managed equity REIT, is the largest owner/manager of manufactured home communities in the United States, based both on the number of communities and the number of residential homesites owned. At November 30, 1997, the Operating Partnership owned and operated 131 Properties located in 28 states, with an aggregate of 43,754 homesites. As of that date, the Operating Partnership owned undeveloped land adjacent to existing communities containing approximately 5,000 expansion sites zoned for manufactured housing. At September 30, 1997, the total occupancy rate for the Operating Partnership's homesites, including properties under development, was approximately 91.8%, and the occupancy rate for the Operating Partnership's stabilized property portfolio was approximately 94.2%. The Operating Partnership's portfolio is geographically diversified, with significant concentrations in the southeastern and midwestern United States, permitting economies of scale in property management operations. The Company's portfolio is also diversified by resident orientation, with approximately 28% of the residential homesites in adult-oriented communities and 72% of residential homesites in family-oriented communities. The Operating Partnership also currently fee manages 6,700 residential homesites in 32 communities, and conducts manufactured home sales and brokerage activities through its taxable subsidiary, CSI. In 1997, the National Manufactured Housing Congress presented the Company with the "National Operator of the Year" award for an unprecedented fifth consecutive year, confirming the Company's outstanding reputation for excellence in property management and operations.

     On February 11, 1997, the Company completed the Merger with ROC, in which ROC merged with a special-purpose merger subsidiary of the Company. As a result of the Merger, the businesses of the Company and ROC were combined under a single unified organization.

     The Company conducts substantially all of its activities through the Operating Partnership in which, as of September 30, 1997, it owned, directly and through ROC (the other general partner of the Operating Partnership), an approximate 90% general partner interest. As general partners of the Operating Partnership, the Company and ROC have unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Properties. The Company's Common Stock is listed on the New York Stock Exchange under the Symbol "CPJ."

     Senior management of the Company has a combined 100 years of experience in the manufactured housing community industry. The Company's directors and executive officers also have a substantial ownership interest in the Operating Partnership. As of November 30, 1997, such persons owned a total of 5.2 million shares of Common Stock in the Company and 686,000 OP Units representing in the aggregate a 21% equity interest in the Operating Partnership.

     The Company's and the Operating Partnership's executive and principal property management offices are located at 6430 South Quebec Street, Englewood, Colorado 80111 and their telephone number is (303) 741-3707. The Company and the Operating Partnership have divisional and/or regional property management offices in Clinton Township, Michigan; Indianapolis, Indiana; Tampa, Florida; Atlanta, Georgia; and Minneapolis, Minnesota.

OPERATING AND INVESTMENT STRATEGIES

     The Operating Partnership seeks to maximize long-term growth in income and portfolio value through active management and expansion of certain of its existing manufactured home communities and the acquisition and selective development of additional communities. The Operating Partnership focuses on manufactured home communities that have growth potential and expects to hold such properties for long-term investment and capital appreciation. The Operating Partnership's investment and operating strategies include:

  Operations

     - Providing attractive and desirable manufactured home communities for existing and prospective residents;

     - Aggressively managing properties to increase operating margins through rent and occupancy increases and expense controls;

     - Maintaining and upgrading communities on a continuous basis through a program of regular and preventive maintenance and replacement;

     - Offering residents on-site services and accessibility to on-site managers to maximize retention, encourage home maintenance and improvements and to minimize turnover;

     - Providing frequent personal contact between on-site managers and residents to foster a sense of pride in the community and to promote the desirability of each property; and

     - Offering potential residents the convenience of purchasing a home in place in a community.

  Acquisitions, Development and Expansions

     - Selectively acquiring well-located manufactured home communities that demonstrate the potential for increases in revenue and cash flow through professional property management, improved operating efficiencies, aggressive leasing and, where appropriate, renovation and expansion;

     - Acquiring properties in existing markets in order to achieve economies of scale in management and operations, and in new markets where portfolios may be acquired with regional management in place;

     - Pursuing acquisitions which offer opportunities for expansion and development, either through the leaseup of existing homesites or the development of new homesites;

     - Utilizing the expertise and relationships developed by management to identify acquisition opportunities;

     - Selectively developing new communities in regions where management has significant experience and where further development is supported by favorable demographics and strong market demand; and

     - Capitalizing on opportunities to renovate and expand properties consistent with local market demand.

FINANCING STRATEGIES

     The Operating Partnership intends to maintain a conservative and flexible capital structure that enables it to (i) continue to access the capital markets on favorable terms; (ii) enhance potential earnings growth; (iii) minimize its level of encumbered assets; and (iv) limit its exposure to variable rate debt. The Operating Partnership intends to maintain a debt-to-market capitalization ratio (i.e., total debt of the Operating Partnership as a percentage of the market value of outstanding OP Units plus debt) of approximately 50% or less. As of September 30, 1997, the Operating Partnership had a debt-to-total market capitalization ratio of 29.5% The Operating Partnership, however, may from time to time re-evaluate this policy and decrease or increase such ratio accordingly in light of then current economic conditions, relative costs to the Operating Partnership of debt and equity capital, market values of the properties and other factors. The Operating Partnership's unsecured senior indebtedness has been rated "investment grade" by Standard & Poor's Ratings Services ("BBB") and Moody's Investors Service ("Baa3").

PROPERTIES

     At November 30, 1997, the Properties consisted of 131 manufactured home communities located in 28 states, containing 43,754 homesites, of which 40,261 were occupied.

     The distribution of the Properties across the United States reflects management's belief that geographic diversification helps insulate the portfolio from regional economic influences. At the same time, the Operating Partnership has sought to create concentrations of properties within each of its primary regions in order to facilitate effective property management and achieve economies of scale. In addition to its headquarters in Englewood, Colorado, the Company maintains divisional and/or regional property management offices in

Clinton Township, Michigan; Indianapolis, Indiana; Tampa, Florida; Atlanta, Georgia; and Minneapolis, Minnesota.

     In the aggregate, the Properties had a 93% occupancy rate over the last three years and, as of September 30, 1997, the total occupancy rate for the Operating Partnership's homesites, including properties under development, was approximately 91.8%, and the occupancy rate for the Operating Partnership's stabilized property portfolio was approximately 94.2%. Weighted average rent for the nine months ended September 30, 1997 was $284 per month. Weighted average rent is calculated as net rental and utility income for the period, on a monthly basis, divided by the weighted average occupied sites. Weighted average occupancy is computed by averaging the occupied sites at the end of each month in the period. Over the past three years, the Properties have averaged an annual turnover of homes (where the home is moved out of the community) of approximately 3%. During this period, the annual change of ownership of homes within the Properties has been approximately 10% to 12%. The Operating Partnership believes that the relative stability of its resident base reflects the Operating Partnership's emphasis on resident relations and property management and enhances the predictability of future cash flows.

     Each of the Properties provides amenities consistent with the market and type of property (retirement or family living), which may include a clubhouse, swimming pools and jacuzzis, playgrounds, basketball courts, picnic areas, tennis courts, shuffleboard courts, golf courses, marinas and cable television service.

     As of November 30, 1997, approximately 29% of the Properties were located in Florida and 28% in Michigan (based in each instance on the total number of homesites owned). The Operating Partnership's financial performance may therefore be affected by adverse changes in economic or other conditions in these states.

     The following table describes the Properties owned as at November 30, 1997:

                                         COMMUNITIES             HOMESITES                 WEIGHTED
                              NUMBER        AS A                   AS A                     AVERAGE
                                OF         PERCENT      TOTAL     PERCENT                  RENT PER    EXPANSION
           STATE            COMMUNITIES   OF TOTAL    HOMESITES  OF TOTAL   OCCUPANCY(1)  HOMESITE(1)    SITES
--------------------------- -----------  -----------  ---------  ---------  ------------  -----------  ---------
Alabama....................       1            1%          230        1%        90.4%        $ 190          --
California.................       5            4%          977        2%        94.5%          513          --
Colorado...................       5            4%        2,396        5%        96.6%          299         192
Florida....................      29           22%       12,735       29%        91.5%          284       1,104
Georgia....................      10            8%        2,774        6%        82.2%          214         164
Iowa.......................       2            2%          489        1%        97.3%          228          --
Idaho......................       3            2%          508        1%        97.2%          250          --
Illinois...................       3            2%          491        1%        92.7%          211          --
Indiana....................       5            4%        1,117        3%        96.2%          245          --
Kentucky...................       2            2%          308        1%        95.8%          221          --
Louisiana..................       2            2%          605        1%        73.1%          141          --
Massachusetts..............       4            3%          641        1%        96.6%          282         149
Michigan...................      28           21%       12,118       28%        95.4%          311       1,410
Minnesota..................       5            4%        1,472        3%        94.2%          329          --
Missouri...................       1            1%          134        0%        59.0%          148         155
Montana....................       1            1%          222        1%        90.1%          197         185
North Carolina.............       2            2%          796        2%        98.0%          251          --
North Dakota...............       3            2%          820        2%        96.1%          224          --
Nevada.....................       1            1%          107        0%        98.1%          381          --
New York...................       3            2%        1,522        3%        84.7%          291         560
Ohio.......................       4            3%          862        2%        87.2%          233         439
Oklahoma...................       1            1%          237        1%        90.3%          167          --
Oregon.....................       2            2%          345        1%        98.6%          315          --
South Carolina.............       1            1%          299        1%        57.9%          155          --
Texas......................       5            4%          914        2%        74.5%          183         442
Virginia...................       1            1%          289        1%        83.7%          196         229
Washington.................       1            1%          230        1%        97.0%          404          --
Wyoming....................       1            1%          116        0%        97.4%          207          --

Total/Wtd Average..........     131          100%       43,754      100%        91.8%        $ 284       5,029

---------------
(1) This information is presented as of September 30, 1997.

    OUTSTANDING INDEBTEDNESS

     The following table sets forth certain information relating to the secured and unsecured indebtedness of the Operating Partnership outstanding as of September 30, 1997:

                                                                     INTEREST
                            PRINCIPAL AMOUNT                           RATE                       NUMBER OF
                               OUTSTANDING        PERCENT OF        OUTSTANDING        MATURITY   PROPERTIES
                          AT SEPTEMBER 30, 1997   TOTAL DEBT   AT SEPTEMBER 30, 1997     DATE     ENCUMBERED
                          ---------------------   ----------   ---------------------   --------   ----------
FIXED RATE DEBT:
  MORTGAGE DEBT:
  Royal Estates.........      $     190,000              *              6.50%             8/98         1
  Marnelle..............          1,220,000              *              9.00%            10/11         1
  Golden Citrus.........            500,000              *              8.00%             1/99         1
  Mobile Village........            682,000              *              8.00%             1/02         1
  Macomb................         16,064,000           4.6%              9.82%             9/99         1
  Norton Shores/Ferrand
     Estates............          3,462,000           1.0%              8.00%             4/99         2
  Oak Hill..............          1,225,000              *              8.00%             9/98         1
  Del Tura..............         32,896,000           9.4%              8.40%             6/00         1
  REMIC.................         59,247,000          17.0%              7.16%             8/00        38
                          -----------------       -------                                         ------
     Total Mortgage.....        115,486,000          33.2%              7.94%                         47
  UNSECURED DEBT:
  Unsecured Senior
     Notes..............         70,000,000          20.1%              7.52%            11/03
  Unsecured Senior
     Notes..............         75,000,000          21.5%              8.75%             3/00
                          -----------------       -------
     Total Unsecured....        145,000,000          41.6%              8.16%
                          -----------------
     Total - Fixed
       rate.............        260,486,000          74.8%              8.06%
VARIABLE RATE DEBT:
Credit Facilities.......         87,751,000          25.2%              6.77%
                          -----------------
     Total Debt.........      $ 348,237,000                             7.74%
                          =================

---------------

* Represents less than 1%.

INDUSTRY

     A manufactured home community is a residential subdivision designed and improved with homesites for the placement of manufactured homes, including related improvements and amenities. Manufactured homes are detached, single family homes which are produced off-site by manufacturers and installed on sites within the community. Manufactured homes are available in a wide array of architectural styles and floor plans, offering a variety of amenities, customization options and on-site built structures.

     Modern manufactured home communities are similar to typical residential subdivisions, and generally contain centralized entrances, paved streets, curbs and gutters and parkways. In addition, such communities often provide a variety of amenities to residents, which may include a clubhouse, swimming pools and jacuzzis, playgrounds, basketball courts, picnic areas, shuffleboard courts, tennis courts, cable television service and laundry facilities. Utilities are provided or arranged for by the owner of the community. Some communities provide water and sewer service through public or private utilities, while others provide these services to residents from on-site facilities.

     The owner of each home in a manufactured home community leases a site from the community. The manufactured home community is the owner of the underlying land, utility connections, streets, lighting, driveways, common area amenities and other capital improvements and is responsible for enforcement of community guidelines and maintenance. Each home owner within the manufactured home community is responsible for the maintenance of his home and leased site. Additionally, manufactured home communities tend to have relatively stable resident bases, with relatively few residents moving manufactured homes out of their communities. Management thus tends to be less intensive, and capital expenditure needs less significant, relative to multi-family rental apartment complexes.

     According to data published by the Manufactured Housing Institute, the number of manufactured home shipments has increased by more than 64% from 1980 to 1996, and from 1986 to 1996 approximately 27% of all new single-family homes sold in the United States have been manufactured homes. In addition, based on U.S. Census Bureau statistics from the 1990 Census, manufactured housing represents the fastest growing sector of the U.S. housing market. According to these statistics, from 1980 to 1990, approximately 29% of all new single-family homes sold in the United States have been manufactured homes.

     The Operating Partnership attributes the growth in manufactured housing primarily to several factors. First, manufactured homes tend to be more affordable than traditional site built homes. According to 1996 data supplied by the Manufactured Housing Institute, the cost of manufactured housing averaged approximately $27.83 per square foot of living space compared to $58.11 for site built homes, excluding land. Second, since the introduction of the first "mobile homes," dramatic improvements in quality, design, amenities and siting have been introduced to the manufactured home. Since 1976, manufactured homes have been required to be built in compliance with stringent federal quality regulations which have improved the industry's product. Third, manufactured homes represent an attractive life style choice, particularly when located within a community that offers an appealing amenity package, close proximity to local services, social activities, low maintenance and a secure environment. Fourth, unlike apartment complexes and other multi-family rental properties, manufactured homes represent a means for large numbers of individuals to own their own homes. The Operating Partnership thus believes that modern manufactured home communities, such as the Properties, provide an opportunity for increased cash flow and appreciation in value.

                                USE OF PROCEEDS

     The aggregate proceeds to the Operating Partnership from the sale of the MOPPRS, before deducting offering expenses, will be approximately $102.0 million. The net proceeds will be used primarily to reduce outstanding balances under the First Chicago Credit Facilities, which mature in May 1999 and currently bear interest at a rate of 6.77% per annum, and under the CNB Facility, which matures in September, 1999 and currently bears interest at a rate of LIBOR plus 125 basis points. Approximately $112.1 million was outstanding under the Credit Facilities as of November 30, 1997. Borrowings under the Credit Facilities are available for and have been used for, among other things, acquisitions, development, expansion and working capital needs. Pending application of the net proceeds, the Operating Partnership may invest such proceeds in short-term, interest-bearing investments, which may include commercial paper, government securities or money market investments.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Operating Partnership as of September 30, 1997, (i) on an historical basis and (ii) as adjusted to give effect to the offering of the MOPPRS and the application of the net proceeds therefrom as described under "Use of Proceeds." The following table should be read in conjunction with the historical financial statements and related notes included or incorporated by reference herein.

                                                                            SEPTEMBER 30, 1997
                                                                        --------------------------
                                                                        HISTORICAL     AS ADJUSTED
                                                                        ----------     -----------
                                                                          (DOLLARS IN THOUSANDS)
Debt:
  Mortgage Debt.......................................................   $ 115,486      $ 115,486
  Unsecured Senior Notes..............................................     145,000        245,000
  Credit Facilities...................................................      87,751             --(1)
  Other Notes Payable.................................................       2,002          2,002
Total Debt............................................................     350,239        362,488
Partners' Capital
  OP Units -- 28,225,417 issued and outstanding(2)....................     362,409        362,409
          Total Capitalization........................................   $ 712,648      $ 724,897
                                                                          ========       ========

---------------
(1) As of November 30, 1997, the outstanding balance under the Credit Facilities was approximately $112.1 million. After the application of the proceeds of the offering of the MOPPRS, an estimated $10.1 million will be outstanding.

(2) Includes 2,765,059 OP Units held by limited partners of the Operating Partnership and 25,469,358 OP Units held by the Company and ROC, the Operating Partnership's general partners.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for the Operating Partnership and is qualified by, and should be read in conjunction with, the information included under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included in the Operating Partnership's Annual Report on Form 10-K, for the fiscal year ended December 31, 1996, and in the Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 incorporated herein by reference. In the opinion of Management, the historical consolidated financial information of the Operating Partnership for the nine months ended September 30, 1997 and 1996 includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. The historical financial information is not necessarily indicative of the results of operations for the future periods. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                    FOR NINE MONTHS ENDED                        FOR THE YEAR ENDED
                                               -------------------------------     ----------------------------------------------
                                               SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,     DECEMBER 31,     DECEMBER, 31
                                                   1997              1996              1996             1995             1994
                                               -------------     -------------     ------------     ------------     ------------
                                                                             (DOLLARS IN THOUSANDS)
REVENUES:
  Rental Income..............................    $  95,723         $  50,100         $ 64,695         $ 59,912         $ 47,318
  Interest and Other Income..................    $   2,514         $     103         $  2,689         $  1,943         $    749
                                                 ---------         ---------        ---------        ---------        ---------
    Total revenues...........................    $  98,237         $  50,203         $ 67,384         $ 61,855         $ 48,067
                                                 =========         =========        =========        =========        =========
EXPENSES:
  Property operating and administrative......    $  37,885         $  20,394         $ 26,870         $ 24,410         $ 19,944
  Depreciation and amortization..............    $  24,144         $   8,517         $ 11,452         $ 11,014         $  7,230
  Interest and related amortization..........    $  18,828         $   9,417         $ 12,962         $ 12,452         $  5,996
                                                 ---------         ---------        ---------        ---------        ---------
    Total expenses...........................    $  80,857         $  38,328         $ 51,284         $ 47,876         $ 33,170
                                                 ---------         ---------        ---------        ---------        ---------
    Income before extraordinary item.........    $  17,380         $  11,875         $ 16,100         $ 13,979         $ 14,897
  Extraordinary item.........................                                                         $   (829)
                                                 ---------         ---------        ---------        ---------        ---------
  Net income.................................    $  17,380         $  11,875         $ 16,100         $ 13,150         $ 14,897
                                                 =========         =========        =========        =========        =========
  Weighted average OP Units outstanding......       26,510            14,907           14,837           14,779           14,189
PER OP UNIT DATA:
  Income before extraordinary item...........    $    0.66         $    0.80         $   1.09         $   0.95         $   1.05
  Extraordinary item.........................                                                         $  (0.06)
  Net income.................................    $    0.66         $    0.80         $   1.09         $   0.89         $   1.05
CASH FLOW DATA:
  Net cash provided by operating
    activities...............................    $  35,695         $  21,329         $ 29,755         $ 28,097         $ 22,584
  Net cash provided by (used in) financing
    activities...............................    $  (5,401)        $   1,790         $   (595)        $(24,365)        $  7,056
  Net cash (used in) investing activities....    $ (30,565)        $ (23,816)        $(29,518)        $ (6,158)        $(46,214)
BALANCE SHEET DATA:
  Rental property, before accumulated
    depreciation.............................    $ 817,647         $ 299,479         $300,631         $276,423         $266,833
  Rental property, net of accumulated
    depreciation.............................    $ 712,499         $ 221,121         $219,338         $206,555         $207,977
  Total assets...............................    $ 749,794         $ 230,265         $232,066         $212,034         $215,418
  Total Debt.................................    $ 350,239         $ 153,344         $168,315         $132,700         $132,747
  Partners' Capital..........................    $ 362,409         $  55,462         $ 42,743         $ 60,572         $ 67,111
OTHER DATA:
  Funds from operations(1)...................    $  41,350         $  20,323         $ 27,460         $ 24,898         $ 22,015
  Total properties (at end of period)........          128                47               47               44               43
  Total sites (at end of period).............       43,319            20,113           20,279           19,594           19,185
  Weighted average occupied sites............       37,390            18,813           18,889           18,051           14,913
  Annual Service Charge Coverage Ratio(2)....         3.27              3.28             3.23             3.14             5.06
  Ratio of Total Debt to Adjusted Total
    Assets(2)................................          .35               .32              .35              .29              .30
  Ratio of Secured Debt to Adjusted Total
    Assets(2)................................          .12               .11              .11              .12              .22
  Ratio of Earnings to Fixed Charges(3)......         1.92              2.26             2.24             2.12             3.47
  Ratio of FFO to Fixed Charges(4)...........         3.19              3.15             3.11             2.99             4.65

---------------
(1) Funds from operations ("FFO"), as used above and as defined by the National Association of Real Estate Investment Trusts, means net income excluding gains (or losses) from debt restructuring and sales of property, plus certain depreciation and amortization. Management believes that FFO is an important measure of operating performance that provides a relevant basis for comparison among REITs, and industry analysts consider FFO to be an appropriate measure of the performance of an equity REIT. FFO: (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity.

(2) The ratios have the meanings ascribed to them in the Indenture.

(3) Income before extraordinary items plus fixed charges to all fixed charges from indebtedness outstanding during the period.

(4) FFO plus fixed charges to all fixed charges from indebtedness outstanding during the period.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected pro forma consolidated financial data for the Operating Partnership giving effect to the Merger and certain other transactions relating to the Merger as if such transactions had occurred on January 1, 1996. The selected pro forma consolidated financial data for the Operating Partnership is qualified by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Operating Partnership included in the Operating Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and in the Operating Partnership's Quarterly Report and the selected Pro Forma Financial Statements of the Company on Form 10-Q for the quarter ended September 30, 1997 and the Consolidated Financial Statements of ROC included in the Company's Current Report on Form 8-K and the selected Pro Forma Financial Statements of the Company dated December 10, 1997 incorporated herein by reference. The pro forma financial information is not necessarily indicative of what the financial position and results of operations of the Operating Partnership would have been as of the dates and for the periods indicated, nor does it purport to represent or project the financial position and results of operations for future periods.

                                                                                           FOR THE YEAR
                                                          FOR THE NINE MONTHS ENDED           ENDED
                                                       -------------------------------     ------------
                                                       SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                                                           1997              1996              1996
                                                       -------------     -------------     ------------
                                                                    (DOLLARS IN THOUSANDS)
Total revenues.......................................    $ 103,672          $99,143          $132,801
Expenses:
  Total property, operating, maintenance and
     administrative..................................       39,758           40,591            53,688
  Depreciation and Amortization......................       26,003           25,202            35,022
  Interest and related amortization..................       20,100           18,973            26,123
                                                          --------          -------          --------
  Total expenses.....................................       85,861           84,766           114,833
                                                          --------          -------          --------
Net Income...........................................    $  17,811          $14,377          $ 17,968
Certain Ratios:
  Annual Service Charge Coverage Ratio(1)............         3.24             3.14              3.07
  Ratio of Total Debt to Total Adjusted Assets(1)....          .35              .33               .33
  Ratio of Secured Debt to Total Adjusted
     Assets(1).......................................          .12              .12               .12
  Ratio of Earnings to Fixed Charges(2)..............         1.88             1.76              1.69
  Ratio of FFO to Fixed Charges(3)...................         3.17             3.07              3.01

---------------
(1) The ratios have the meanings ascribed to them in the Indenture.

(2) Net income plus fixed charges to all fixed charges from indebtedness outstanding during the period.

(3) FFO plus fixed charges to all fixed charges from indebtedness outstanding during the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Operating Partnership is the largest owner/manager of manufactured home communities in the United States, based both on the number of communities and the number of residential homesites owned. At November 30, 1997, the Operating Partnership's Properties were comprised of 131 manufactured home communities located in 28 states. Since January 1, 1996, the Operating Partnership has substantially increased the size of its portfolio. As of that date, the Operating Partnership owned 44 communities. The increase in the size of the portfolio has resulted from the Company's Merger with ROC on February 11, 1997 and other community acquisitions. In addition, as a result of the Merger, the Operating Partnership acquired ROC's third-party property management operations and its taxable sales and brokerage subsidiary, CSI. Since its organization, the Company has elected to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code").

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     For the nine months ended September 30, 1997, net income was approximately $17.4 million, an increase of approximately $5.5 million from the nine months ended September 30, 1996. The increase was due primarily to the Merger, as well as acquisitions that were consummated in 1997 and 1996 by the Operating Partnership or ROC, and increased net operating income from the communities owned by the Operating Partnership or ROC as of January 1, 1996 (the "Core Portfolio"). The increase in net operating income from the Core Portfolio was due to increased occupancy and rental increases partially offset by general operating expense increases.

     Rental revenue in the first nine months of 1997 was approximately $95.7 million, an increase of approximately $45.6 million from the first nine months of 1996. Approximately 77% of the increase was due to the Merger, and 12% was due to 1997 and 1996 acquisitions made by the Operating Partnership or ROC. The remaining 11% increase was due to rental increases and occupancy gains in the Core Portfolio. Weighted average occupancy for the nine months ended September 30, 1997 was 37,390 sites compared with 18,813 sites for the same period in 1996. On a per site basis, weighted average monthly rental revenue for the nine months ended September 30, 1997 was $286 compared with $287 in the same period in 1996. The decrease is due to the properties acquired having a lower per site monthly rent. For the Core Portfolio, on a per site basis, weighted average monthly rental revenue for the nine months ended September 30, 1997 was $293 compared with $277 for the same period in 1996, an increase of 5.9%.

     Management fee, interest, and other income primarily includes management fee income for the management of 32 manufactured home communities, equity earnings from CSI and interest income on notes receivable. The increase in 1997 from 1996 is due primarily to business activities acquired in conjunction with the Merger.

     Property operating and maintenance expense for the nine months ended September 30, 1997 increased by approximately $11.4 million or 82% from the same period a year ago. The majority of the increase was due to the Merger and 1997 and 1996 acquisitions. The remaining increase was due to increases in the Core Portfolio. On a per site basis, monthly weighted average property operating and maintenance expense decreased approximately 8.3% from $82 in 1996 to $75 in 1997.

     Real estate taxes for the first nine months ended September 30, 1997 increased by approximately $3.7 million or approximately 102% from the first nine months ended September 30, 1996. The increase is due primarily to the Merger, acquisitions and expansions of communities and general increases. Real estate taxes may increase or decrease due to inflation, expansions and improvements of communities, as well as changes in taxation in the tax jurisdictions in which the Operating Partnership operates.

     Administrative expense for the first nine months of 1997 increased due to the Merger. Administrative expense in 1997 was 5.4% of revenues as compared to 5.8% in 1996.

     Interest and related amortization costs increased for the nine months ended September 30, 1997 by approximately $9.4 million, as compared with the nine months ended September 30, 1996. The increase is attributable to the indebtedness incurred in connection with the Merger and the financing of the 1997 and 1996 acquisitions. Interest expense as a percent of average debt outstanding decreased to approximately 7.7% in 1997 from approximately 8.6% in 1996. The decrease is due primarily to the lower average interest rate on the ROC debt assumed in the Merger and the Operating Partnership's use of its lines of credit (which have a lower average interest rate) to finance borrowings incurred in connection with the Merger and the 1997 and 1996 acquisitions. The decrease is also due to the decrease in interest rate, as of July 1997, under the First Chicago Credit Facilities.

     Depreciation expense for the nine months ended September 30, 1997 increased approximately $15.6 million from the same period in 1996. The increase is directly attributable to the Merger and certain acquisitions. Depreciation expense as a percent of average depreciable rental property in 1997 remained relatively unchanged from 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was approximately $35.7 million for the nine months ended September 30, 1997, compared to approximately $21.3 million for the nine months ended September 30, 1996. The increase in cash provided by operating activities was due primarily to the increase in net operating income.

     Net cash used in financing activities for the nine months ended September 30, 1997 was $5.4 million. Use of cash included distributions made to OP Unitholders of approximately $29.9 million, net borrowings on the lines of credit of approximately $16.9 million and the payment of approximately $19.9 million to repurchase and retire 750,000 OP Units in connection with the Merger. The OP Units purchased in 1997 and 1996 as a part of the Merger were purchased at an average price of approximately $25.75 per unit. This use of cash was offset partially by proceeds of $25.5 million from the issuance of 984,423 OP Units at approximately $25.88 per unit.

     Net cash used in investing activities for the nine months ended September 30, 1997 was approximately $30.6 million. This amount represented joint venture investments, acquisitions, capital expenditures and construction and development costs. Also included is the Windsor acquisition, which was financed with the issuance of 101,239 shares of Common Stock at a price of approximately $29 per share and $750,000 in cash. For the nine months ended September 30, 1997, construction and development costs, including joint ventures, were approximately $7.2 million, while recurring property capital expenditures, other than construction and development costs, were approximately $2.9 million. Recurring property capital expenditures in 1997 increased due to the Operating Partnership's larger size. Capital expenditures have historically been financed with funds from operations and it is the Operating Partnership's intention that such future expenditures will be financed with funds from operations.

     On November 6, 1997, the Operating Partnership announced the acquisition of four manufactured home communities for an aggregate purchase price of $20.0 million. The acquisition was financed with the issuance of 16,480 OP Units and the remainder with cash funded by the First Chicago Credit Facilities. The communities are located near Boston, Massachusetts and contain more than 600 homesites.

     Future acquisitions of communities and land for development of sites will be financed through borrowings under credit facilities, the issuance of additional equity or debt securities, assumption of existing secured or unsecured indebtedness, the issuance of OP Units or capital contributions by the Company. The development of expansion sites will be financed primarily by cash flow from operations and borrowings under the First Chicago Credit Facilities.

     The Operating Partnership expects to meet its short-term liquidity requirements through cash flow from operations and, if necessary, borrowings under the First Chicago Credit Facilities.

     The Operating Partnership anticipates meeting its long-term liquidity requirements from borrowings under the First Chicago Credit Facilities, from the issuance of additional debt or equity securities and cash flows from operations.

                                   MANAGEMENT

     The following table sets forth certain information concerning the executive officers and directors of the Company, which, together with its subsidiary, serve as the general partners of the Operating Partnership. The Operating Partnership does not have separate executive management.

                 NAME                   AGE                           POSITION
--------------------------------------  ---     -----------------------------------------------------
John A. Boll..........................  67      Chairman of the Board of Directors
Gary P. McDaniel......................  51      Director and Chief Executive Officer
C.G. ("Jeff") Kellogg.................  53      Director and President
Tamara D. Fischer.....................  41      Executive Vice President and Chief Financial Officer
James B. Grange.......................  40      Chief Operating Officer
Rees F. Davis.........................  38      Executive Vice President-Acquisitions
Edward R. Allen.......................  56      Director
Gebran S. Anton, Jr...................  64      Director
James L. Clayton......................  63      Director
Steven G. Davis.......................  47      Director
James M. Hankins......................  62      Director
Rhonda G. Hogan.......................  44      Director
James M. Lane.........................  67      Director
Donald E. Miller......................  66      Director

     Set forth below is a summary of the business experience of the directors and executive officers of the Company:

     John A. Boll has been Chairman of the Board of Directors of the Company since its inception in 1993. Prior to the formation of the Company, Mr. Boll was the co-founder, partner and Chief Executive Officer of Chateau Estates, which was formed in 1966. He was inducted into the MH/RV Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years. Mr. Boll also serves on numerous boards of charitable organizations in Michigan and Colorado.

     Gary P. McDaniel has been Chief Executive Officer and a director of the Company since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC since 1993, has been a principal of ROC and its predecessors since 1979, and has been active in the manufactured home industry since 1972. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is on the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

     C.G. ("Jeff") Kellogg has been President and a director of the Company since its inception, and was Chief Executive Officer of the Company from its inception to February 1997. For the five years preceding the formation of the Company, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and served on the Manufactured Housing Institute's Community Operations Committee. He is a graduate of Michigan Technological University with a B.S. in Civil Engineering.

     Tamara D. Fischer is Executive Vice President and Chief Financial Officer of the Company, having served in these roles since the Company's formation. Prior to joining the Company, Ms. Fischer was employed by Coopers & Lybrand for 11 years and served on the Company's engagement team since 1986. Ms. Fischer is a Certified Public Accountant and a graduate of Case Western Reserve University.

     James B. Grange is Chief Operating Officer of the Company, having served in such capacity since February 1997. He served as Executive Vice President and Chief Operating Officer of ROC from 1993 to February 1997. Mr. Grange served as Executive Vice President, Chief Operating Officer and a director for ROC's predecessors from 1986 to 1993. He has been responsible for property management at ROC since 1982, having started as a Regional Property Manager overseeing ten properties in three states. He is currently a director of the Colorado Chapter of the March of Dimes and is active in The Manufactured Housing Institute. Mr. Grange is a graduate of the University of Montana.

     Rees F. Davis, Jr. is Executive Vice President-Acquisitions of the Company, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. From 1984 to 1986, Mr. Davis was active in property acquisitions for ROC's predecessors, having previously acted as a Regional Property Manager. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute and holds a Colorado real estate broker license. Prior to entering into the manufactured home industry, Mr. Davis was employed in the real estate department of Shell Oil Company from 1981 to 1983. Mr. Davis is a graduate of Colorado State University.

     Edward R. Allen has served as a director of the Company since 1993. He was, for the five years preceding the formation of the Company, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating seven manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of steak houses which he and his partner sold in 1977 to Green Giant Corporation. He remained as President for two years, and expanded the chain nearly doubling the number of restaurants. Mr. Allen is currently active in educational and charitable organizations, serving as Vice Chairman of the Board of Trustees at the Museum of Discovery and Science in Fort Lauderdale, Florida and Vice Chairman of the Board of the Directors of Channel 2 Public Television in Miami, Florida. He is a graduate of Cornell University.

     Gebran S. Anton, Jr. first became a director of the Company in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee. He is extremely active in charitable organizations, including the March of Dimes, the American Cancer Foundation and Variety Club International. Mr. Anton was awarded the March of Dimes Macomb Citizen of the Year 1994, St. Joseph's Mercy Hospital Medallion Award 1994, Mt. Clemens Business Citizen of the Year 1990 and Macomb Distinguished Citizen 1985.

     James L. Clayton served as a director of ROC from August 1993 until February 1997 and as a director of the Company since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of, Clayton Homes, Inc., a company engaged in the manufacture, sale, financing and management of manufactured homes. Mr. Clayton is a director of Dollar General Stores and Chairman of the Board of BankFirst. In 1991, Mr. Clayton was inducted into the Horatio Alger Foundation, Washington, D.C. Mr. Clayton is a trustee or board member of a number of charitable institutions. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

     Steven G. Davis has served as a director of the Company since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. He served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. Mr. Davis is currently on the advisory boards of Arlen Capital Advisors and Leroc Partners, Inc. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

     James M. Hankins served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. He is managing general partner of a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. Mr. Hankins is a director of several educational and charitable organizations. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

     Rhonda G. Hogan has served as a director of the Company since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A. from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes including appointments to State Boards by the Governor and Cabinet. She has been honored for her achievements in business by national and local newspapers and magazines. Ms. Hogan received her B.B.A. from the University of Iowa.

     James M. Lane first became a director of the Company in 1993. He has recently retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA degree in finance from the University of Chicago. Mr. Lane has served as trustee or, director for several educational institutions and civic organizations.

     Donald E. Miller served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. In May 1994, Mr. Miller was appointed Vice Chairman of the Board of Directors of The Gates Corporation. From 1987 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company, which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller is a director/trustee of several educational and charitable organizations and a graduate of the Colorado School of Mines.

     Pursuant to the Company's Charter, the directors of the Company are divided into three classes, and one Class is elected at each Annual Meeting of the Stockholders for a term of three years. The existing terms of the directors are as follows: Class I (term expires 2000) -- Messrs. McDaniel, Anton and Lane; Class II (term expires 1998) -- Messrs. Kellogg, Allen, Hankins and Miller; and Class III (term expires 1999) -- Messrs. Boll, Clayton and S. Davis and Ms. Hogan.

                       DESCRIPTION OF OFFERED SECURITIES

GENERAL

     The 6.92% MandatOry Par Put Remarketed Securities ("MOPPRS") due December 10, 2014, constitute a separate series of Debt Securities (which are more fully described in the accompanying Prospectus) to be issued under the Indenture, dated as of December 19, 1997, as amended or supplemented from time to time (the "Indenture"), between the Operating Partnership and The First National Bank of Chicago, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder. The following description of the terms of the MOPPRS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. The following summaries of certain provisions of the MOPPRS and the Indenture do not purport to be complete and are qualified in their entirety by reference to the actual provisions of the MOPPRS and the Indenture, including the definitions therein of certain terms. The MOPPRS will be senior unsecured obligations of the Operating Partnership and will be limited to $100,000,000 aggregate principal amount.

     The MOPPRS will bear interest at the annual interest rate of 6.92% per annum to December, 2004 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the MOPPRS, except in the limited circumstances described herein, (i) the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at a price equal to 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the MOPPRS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity"). See "-- Tender of MOPPRS; Remarketing" below.

     The Stated Maturity Date of the MOPPRS is December 10, 2014. Under the circumstances described below, the MOPPRS are subject to redemption by the Operating Partnership from the Remarketing Dealer on the Remarketing Date. See "-- Redemption" below. After the Remarketing Date, the MOPPRS are subject to redemption by the Operating Partnership, in whole or in part, on the terms described below. See "-- Redemption" below. The MOPPRS will not be subject to any sinking fund.

     If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Operating Partnership will be required to repurchase the MOPPRS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued interest, if any. See "-- Repurchase" below.

     The MOPPRS will bear interest from December 23, 1997, payable semiannually on June 10 and December 10 of each year (each, an "Interest Payment Date"), commencing June 10, 1998, to the persons in whose name the applicable MOPPRS are registered on the 15th calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). Interest on the MOPPRS will be computed on the basis of a 360-day year of twelve 30-day months. "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

     Interest payable on any Interest Payment Date and at maturity or earlier redemption or repurchase shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including December 23, 1997, if no interest has been paid or duly provided for with respect to the MOPPRS) to but excluding such Interest Payment Date or the date of maturity or redemption or repurchase, as the case may be. If any Interest Payment Date or the date of maturity or redemption or repurchase of MOPPRS falls on a day that is not a Business Day, the payment shall be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or date of maturity or earlier redemption, as the case may be.

     The MOPPRS will be senior unsecured obligations of the Operating Partnership and will rank equally with the Operating Partnership's other unsecured and unsubordinated indebtedness. As of September 30, 1997, the Operating Partnership had outstanding approximately $232.8 million of other unsecured and unsubordinated indebtedness which consisted of $75.0 million in 8.75% Senior Notes due March 2, 2000, $70.0 million of 7.52% Senior Notes due November 24, 2003, and $87.8 million outstanding under the Operating Partnership's credit facilities, which amount was increased to $112.1 million as of November 30, 1997. In addition, as of September 30, 1997, the Operating Partnership and its subsidiaries had outstanding approximately $115.4 million of secured mortgage debt, which will rank senior to the MOPPRS, consisting of the $59.2 million REMIC Note and approximately $56.2 million in the aggregate outstanding under eight mortgage loans. The balance under the Credit Facilities will be reduced out of the proceeds of the MOPPRS and, upon such reduction, the Operating Partnership expects to have approximately $90.0 million available for reborrowing under such facilities.

     The MOPPRS will be issued in denominations of $1,000 and integral multiples thereof.

TENDER OF MOPPRS; REMARKETING

     The following description sets forth the terms and conditions of the remarketing of the MOPPRS, in the event that the Remarketing Dealer elects to purchase the MOPPRS and remarkets the MOPPRS on the Remarketing Date.

     MANDATORY TENDER. Provided that the Remarketing Dealer gives notice to the Operating Partnership and the Trustee on a Business Day not more than 15 nor fewer than five Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing (the "Notification Date"), each MOPPRS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "-- Repurchase" or "-- Redemption" below. The purchase price for the tendered MOPPRS to be paid by the Remarketing Dealer will equal 100% of the principal amount thereof. See "-- Notification of Results; Settlement" below. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the MOPPRS will bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the MOPPRS, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Operating Partnership and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all tendered MOPPRS on the Remarketing Date, the Operating Partnership will be required to repurchase the MOPPRS from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. See "-- Repurchase" below.

     The Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of 5.753% (the "Base Rate") plus the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the MOPPRS.

     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS, and (iii) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Operating Partnership and the Trustee.

     "Dollar Price" means, with respect to the MOPPRS, the present value, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

     "Reference Corporate Dealers" mean leading dealers of publicly traded debt securities of the Operating Partnership in The City of New York (which may include the Remarketing Dealer or one of its affiliates) selected by the Remarketing Dealer.

     "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percent of its principal amount), equal to the Comparable Treasury Price (as defined below) for such Remarketing Date.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MOPPRS being purchased.

     "Comparable Treasury Price" means, with respect to the Remarketing Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percent of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of the Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m. New York City time, on the Determination Date.

     "Reference Treasury Dealer" means each of CS First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date; provided, however, that if the Remarketing Date is not an Interest Payment Date with respect to the MOPPRS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

     NOTIFICATION OF RESULTS; SETTLEMENT. Provided the Remarketing Dealer has previously notified the Operating Partnership and the Trustee on the Notification Date of its intention to purchase all tendered MOPPRS on the Remarketing Date, the Remarketing Dealer will notify the Operating Partnership, the

Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

     All of the tendered MOPPRS will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.

     The Remarketing Dealer will make or cause the Trustee to make payment to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS, of 100% of the principal amount of tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, it will be the obligation of the Operating Partnership to make or cause to be made such payment for the MOPPRS, as described below under "Repurchase." In any case, the Operating Partnership will make or cause the Trustee to make payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book-entry through DTC by the close of business on the Remarketing Date.

     The transactions described above will be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the MOPPRS delivered by book-entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of MOPPRS remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

     The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of tendered MOPPRS, may be modified to the extent required to facilitate the tender and remarketing of MOPPRS in certificated form, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing. In addition, the Remarketing Dealer may, in accordance with the terms of the Indenture, modify the settlement procedures set forth above in order to facilitate the settlement process.

     As long as DTC's nominee holds the certificates representing any MOPPRS in the book-entry system of DTC, no certificates for such MOPPRS will be delivered by any selling Beneficial Owner to reflect any transfer of such MOPPRS effected in the remarketing. In addition, under the terms of the MOPPRS and the Remarketing Agreement (described below), the Operating Partnership has agreed that, notwithstanding any provision to the contrary set forth in the Indenture,
(i) it will use its best efforts to maintain the MOPPRS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the MOPPRS to be issued in certificated form.

     For further information with respect to transfers and settlement through DTC, see "-- Book-Entry System" below.

     THE REMARKETING DEALER. The Operating Partnership, the Company and the Remarketing Dealer have entered into a Remarketing Agreement, the form of which has been filed as an exhibit to the Registration Statement of which the Prospectus is a part.

     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Operating Partnership or the Company in connection with the remarketing.

     The Operating Partnership and the Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the Remarketing Agreement.

     In the event that the Remarketing Dealer elects to remarket the MOPPRS as described herein, the obligation of the Remarketing Dealer to purchase MOPPRS from tendering Beneficial Owners of MOPPRS will be subject to several conditions precedent set forth in the Remarketing Agreement that are customary in the Operating Partnership's public offerings, including the conditions that, since the Notification Date, no material adverse change in the condition of the Company or the Operating Partnership and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events that are also customary in the Operating Partnership's public securities offerings.

     No Beneficial Owner of any MOPPRS shall have any rights or claims under the Remarketing Agreement or against the Operating Partnership, the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MOPPRS.

     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer. Resignation of the Remarketing Dealer shall be effective ten days after the delivery to the Operating Partnership and the Trustee of notice of such resignation, provided such resignation is effective prior to the Notification Date, or on or after the Notification Date, immediately upon the failure of certain conditions described above and as specified in the Remarketing Agreement. In such case, it shall be the sole obligation of the Operating Partnership to appoint a successor Remarketing Dealer.

     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MOPPRS. The Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of MOPPRS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Operating Partnership or the Company as freely as if did not act in any capacity under the Remarketing Agreement.

REPURCHASE

     In the event that (i) the Remarketing Dealer for any reason does not notify the Operating Partnership of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, a material adverse change in the condition of the Company or the Operating Partnership and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, or (iv) the Remarketing Dealer elects not to remarket the MOPPRS, or
(v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Operating Partnership will repurchase the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Operating Partnership to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.

REDEMPTION

     If the Remarketing Dealer elects to remarket the MOPPRS on the Remarketing Date, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under "-- Tender of MOPPRS; Remarketing" and "Repurchase" and to the Operating Partnership's right to redeem the MOPPRS from the Remarketing Dealer as described in the next sentence. The Operating Partnership will notify the Remarketing Dealer and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Operating Partnership irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price. The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Operating Partnership elects to redeem the MOPPRS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

     Provided that the MOPPRS have not been repurchased or redeemed as described above, following the remarketing of the MOPPRS, the Operating Partnership will have the right to redeem the MOPPRS from the Beneficial Owners thereof, in whole or in part, at any time thereafter, at a redemption price determined by the Operating Partnership equal to the sum of (i) the principal amount of the MOPPRS being redeemed, plus accrued and unpaid interest thereon to the redemption date, and (ii) the Make-Whole Amount (as defined below), if any, with respect to such MOPPRS (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any MOPPRS called for redemption shall have been made available on the redemption date referred to in such notice, such MOPPRS will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Beneficial Owners from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such MOPPRS in accordance with such notice.

     Notice of any optional redemption of any MOPPRS will be given to Beneficial Owners at their addresses, as shown in the security register for the MOPPRS, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the MOPPRS held by such Beneficial Owner to be redeemed. If less than all of the MOPPRS are to be redeemed, the particular MOPPRS to be redeemed shall be selected by such method as the Trustee deems fair and appropriate.

     As used herein:

          "Make-Whole Amount" means, in connection with any optional redemption of any MOPPRS, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of any interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at the applicable Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the MOPPRS being redeemed.

          "Reinvestment Rate" means 0.25% plus the yield on treasury securities at a constant maturity for the most recent week under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

CERTAIN COVENANTS

     Limitations on Incurrence of Debt. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Adjusted Total Assets (as defined below) of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted or made under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt plus (ii) the increase, if any, in Adjusted Total Assets from the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt, minus (iii) the decrease, if any, in the Adjusted Total Assets from the end of such quarter.

     In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Adjusted Total Assets of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt plus (ii) the increase, if any, in Adjusted Total Assets from the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt, minus (iii) the decrease, if any, in the Adjusted Total Assets from the end of such quarter.

     The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis.

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);
(iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     As used herein, and in the Indenture:

          "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

          "Adjusted Total Assets" as of any date means the sum of (i) $281,626,340, which represents the amount determined by multiplying the sum of the shares of Common Stock of the Company and the OP Units not held by the Company issued in connection with the 1993 initial public offering of the Company (the "IPO") by the price per share of Common Stock in the IPO,
     (ii) $52,831,381, which represents the principal amount of outstanding Debt of the Company on the date of the IPO, (iii) the purchase price or cost of any real estate assets or mortgages receivable acquired (including the value of any OP Units issued in connection therewith) or real estate assets developed or capital improvements incurred after the IPO and the amount of any securities offering proceeds and other proceeds of Debt received after the IPO and (iv) all other assets of the Operating Partnership acquired after the IPO (but excluding intangibles and accounts receivable) after eliminating inter-company accounts and transactions. As of September 30, 1997, the Operating Partnership's Adjusted Total Assets were $993.9 million.

          "Annual Service Charge" for any period means the maximum amount which is payable during such period for interest on, and the amortization during such period of any original issue discount of, Debt of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

          "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

          "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on real estate assets and real estate depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

          "Debt" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Operating Partnership or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's Consolidated Balance Sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Operating Partnership or any

     Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Operating Partnership or any Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

          "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise
     (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is, redeemable solely in exchange for Common Stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Common Stock), in each case on or prior to the Stated Maturity of the MOPPRS.

          "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

          "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

          "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and
     (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

          "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the original cost of each real asset owned by the Operating Partnership and its Subsidiaries as of the closing date of the IPO shall be determined by reference to each such asset's contribution to the net operating income of the Operating Partnership as of the closing date of the IPO.

          "Unsecured Debt" means Debt which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any Subsidiary.

     See "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Operating Partnership.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Article 14 of the Indenture relating to defeasance, which are described under "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, will not apply to the MOPPRS until after the Remarketing Date; provided that the provisions relating to covenant defeasance will at all times apply.

NO PERSONAL LIABILITY

     No past, present or future director, officer or partner of the Operating Partnership or any successor thereof shall have any liability for any obligation, covenant or agreement of the Operating Partnership contained under the MOPPRS, the Indenture or other debt obligations. Each Beneficial Owner of MOPPRS by accepting such MOPPRS waives and releases all such liability. The waiver and release are part of the consideration for the issue of the MOPPRS.

BOOK-ENTRY SYSTEM

     Upon issuance, the MOPPRS will be represented by a global security or securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, DTC. Upon the issuance of such Global Security, DTC or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the MOPPRS represented by such Global Security. Ownership of beneficial interests in such Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in such Global Security.

     Payment of principal of and interest on the MOPPRS will be made to DTC or its nominee, as the case may be, as the sole registered owner and holder of the Global Security for such series for all purposes under the Indenture. Neither the Operating Partnership, the Trustee nor any agent of the Operating Partnership or the Trustee will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     The Operating Partnership has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     The Global Security may not be transferred except as a whole by DTC to a nominee of DTC. The Global Security is exchangeable for certificated MOPPRS only if (x) DTC notifies the Operating Partnership that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and the Operating Partnership fails within 90 days thereafter to appoint a successor or (y) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) or an event which with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the securities represented by such Global Security. In such event, the Operating Partnership will issue MOPPRS in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in certificated form of such MOPPRS equal in principal amount to such beneficial interest and to have such securities registered in its name. Securities so issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and will be issued in registered form only, without coupons. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security for the same series of MOPPRS of like denomination to be registered in the name of DTC or its nominee.

     So long as DTC, or its nominee, is the registered owner of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the MOPPRS represented by such Global Security for the purposes of receiving payment on such securities, receiving notices and for all other purposes under the Indenture and such securities. Beneficial interests in any of the MOPPRS will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of DTC, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. DTC will not consent or vote with respect to the Global Security representing the MOPPRS. Under its usual procedures, DTC mails an Omnibus Proxy to the Operating Partnership as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s (DTC's partnership nominee) consenting or voting rights to those participants to whose accounts the MOPPRS are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     DTC has advised the Operating Partnership that DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the MOPPRS will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Operating Partnership in immediately available funds.

     The MOPPRS will trade in DTC's same-day funds settlement system until maturity or until the MOPPRS are issued in definitive form, and secondary market trading activity in the MOPPRS will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading-activity in the MOPPRS.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the MOPPRS is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with the MOPPRS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding the MOPPRS as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. Persons considering the purchase of the MOPPRS should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MOPPRS arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a MOPPRS that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or (iii) an estate whose income is subject to United States Federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of an Offered Security is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of MOPPRS that is not a U.S. Holder.

     The United States Federal income tax treatment of debt obligations such as the MOPPRS is not entirely certain. Because the MOPPRS are subject to mandatory tender on the Remarketing Date, the Operating Partnership intends to treat the MOPPRS as maturing on the Remarketing Date for United States Federal income tax purposes. By purchasing the MOPPRS, the U.S. Holder agrees to follow such treatment for United States Federal income tax purposes. Based on such treatment, interest on the MOPPRS will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting). Under the foregoing, if the MOPPRS are issued to the Holder at par value or alternatively, the excess of the par value over the issue price does not exceed the statutory de minimis amount (generally 1/4 of 1% of the MOPPRS' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from its issue date), the MOPPRS will not be treated as having original issue discount.

     If the MOPPRS are issued at a discount greater than the statutory de minimis amount, a Holder must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the Holder's regular method of accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a MOPPRS would be the sum of the daily portions of original issue discount with respect to such MOPPRS for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such MOPPRS. The "daily portion" of original issue discount on any MOPPRS is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the MOPPRS, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the MOPPRS' adjusted issue price at the beginning of such accrual period and appropriately adjusted to take into account the length of the particular accrual period and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a MOPPRS at the beginning of any accrual period is the sum of the issue price of the MOPPRS plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the MOPPRS that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the foregoing treatment, upon the sale, exchange or retirement of a MOPPRS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the MOPPRS. A U.S. Holder's adjusted tax basis in a MOPPRS generally will equal such U.S. Holder's initial investment in the MOPPRS increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such MOPPRS. Such gain or loss will be capital if the MOPPRS is held as a capital asset.

     The Taxpayer Relief Act of 1997 (the "Act") reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specified conditions). The capital gains rate for capital assets held by individual taxpayers for more than twelve months but not more than eighteen months was not changed by the Act ("mid-term rate"). The Act does not change the capital gain rates for corporations. Prospective investors should consult their own tax advisors concerning these tax law changes.

     There can be no assurance that the Internal Revenue Service ("IRS") will agree with the Operating Partnership's treatment of the MOPPRS and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the MOPPRS as maturing on the Stated Maturity Date.

     In the event the MOPPRS were treated as maturing on the Stated Maturity Date for United States Federal income tax purposes, because the Interest Rate to Maturity will not be determined until the Determination Date, the MOPPRS would be treated as having contingent interest under the Code. In such event, under Treasury Regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"), the Operating Partnership would be required to construct a projected payment schedule for the MOPPRS, based upon the Operating Partnership's current borrowing costs for comparable debt instruments of the Operating Partnership, from which an estimated yield on the MOPPRS would be calculated. A U.S. Holder would be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the MOPPRS that would be deemed to accrue at this estimated yield for each day during the U.S. Holder's taxable year on which the U.S. Holder holds the MOPPRS. The amount of interest that would be deemed to accrue in any accrual period would equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MOPPRS' adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest would be determined by allocating to each day in the accrual period the ratable portion of the interest that would be deemed to accrue during the accrual period. In general, for these purposes, a MOPPRS' adjusted issue price would equal the MOPPRS' issue price increased by the interest previously accrued on the MOPPRS, and reduced by all payments made on the MOPPRS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     Under the Contingent Payment Regulations, upon the sale or exchange of a MOPPRS (including a sale pursuant to the mandatory tender on the Remarketing
Date), a U.S. Holder would be required to recognize taxable income or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the MOPPRS as of the date of disposition. A U.S. Holder's adjusted tax basis in a MOPPRS generally would equal such U.S. Holder's initial investment in the MOPPRS increased by any interest previously included in income with respect to the MOPPRS by the U.S. Holder, and decreased by any payments received by the U.S. Holder. Any such taxable income generally would be treated as ordinary income. Any such taxable loss generally would be treated (i) first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MOPPRS for the taxable year in which the sale or exchange occurs to the extent of the amount of such includible interest, and (ii) then as an ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MOPPRS in previous taxable years. Any remaining loss in excess of the amounts described in (i) and (ii) above generally would be treated as short-term, mid-term, or long term-capital loss (depending upon the U.S. Holder's holding period for the MOPPRS). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Contingent Payment Treasury Regulations would be treated as original issue discount.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MOPPRS unless such non-U.S. Holder is a direct or indirect 10% or greater partner of the Operating Partnership, a controlled foreign corporation related to the Operating Partnership or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the MOPPRS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If an Offered Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes gain upon retirement or disposition of a MOPPRS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The MOPPRS will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater partner of the Operating Partnership or, at the time of such individual's death, payments in respect of the MOPPRS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MOPPRS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MOPPRS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a MOPPRS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                  ERISA CONSIDERATIONS RELATING TO THE MOPPRS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Operating Partnership and the Remarketing Dealer, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the MOPPRS are acquired by a Plan with respect to which the Operating Partnership or the Remarketing Dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of MOPPRS to the Remarketing Dealer could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager;" PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions.

     Accordingly, prior to making an investment in the MOPPRS, a Plan should determine whether the Operating Partnership or the Remarketing Dealer is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the MOPPRS, Plans should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment procedure and diversification an investment in the MOPPRS is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement and related terms agreement (together, the "Underwriting Agreement"), the Operating Partnership has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective principal amount of the MOPPRS set forth opposite its name below, at a price equal to 102.005% of the principal amount thereof.

                                                                             PRINCIPAL
                                                                              AMOUNT
                                  UNDERWRITER                                OF MOPPRS
      -------------------------------------------------------------------  -------------
      Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated..........................................  $  34,000,000
      PaineWebber Incorporated...........................................     33,000,000
      A.G. Edwards & Sons, Inc. .........................................     33,000,000
                                                                             -----------
                   Total.................................................  $ 100,000,000
                                                                             ===========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the MOPPRS offered hereby if any are purchased. The Underwriters have advised the Operating Partnership that the Underwriters propose to offer the MOPPRS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The Underwriters may effect such transactions by selling MOPPRS to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and any purchasers of MOPPRS for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the MOPPRS may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of MOPPRS by them may be deemed to be underwriting compensation.

     The Underwriters are permitted to engage in certain transactions that maintain or otherwise affect the price of the MOPPRS. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriters in connection with the offering. If the Underwriters create a short position in the MOPPRS in connection with the offering, i.e., if they sell MOPPRS in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing MOPPRS in the open market.

     In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Operating Partnership nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MOPPRS. In addition, neither the Operating Partnership nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The MOPPRS are a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that they intend to make a market in the MOPPRS, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the MOPPRS.

     The Operating Partnership and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.

     In the ordinary course of business, the Underwriters and/or their respective affiliates have engaged and may in the future engage in investment banking transactions with the Company, the Operating Partnership and certain of its affiliates.

                                 LEGAL MATTERS

     The legality of the MOPPRS will be passed upon for the Operating Partnership by Rogers & Wells, New York, New York, and for the Underwriters by Brown & Wood LLP, New York, New York. Rogers & Wells and Brown & Wood LLP will rely upon Piper & Marbury L.L.P., Baltimore, Maryland, as to matters of Maryland law.

PROSPECTUS

                                  $200,000,000

                           CHATEAU COMMUNITIES, INC.
                       COMMON STOCK, WARRANTS, PREFERRED
                    STOCK, DEPOSITARY SHARES AND GUARANTEES

                                  $120,000,000

                             CP LIMITED PARTNERSHIP
                                DEBT SECURITIES

     Chateau Communities, Inc. (the "Company") may from time to time offer in one or more series (i) shares of its common stock, par value $.01 per share (the "Common Stock"); (ii) warrants to purchase Common Stock (the "Warrants"); or
(iii) shares or fractional shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts, with an aggregate public offering price of up to $200,000,000. CP Limited Partnership, a Maryland limited partnership and a majority-owned subsidiary of the Company (the "Operating Partnership"), may from time to time offer in one or more series unsecured non-convertible investment grade debt securities or other non-convertible debt securities which will be fully and unconditionally guaranteed by the Company (any such debt securities being referred to herein as "Debt Securities" and any such guarantees being referred to herein as "Guarantees"), with an aggregate public offering price of up to $120,000,000. The Common Stock, Warrants, Preferred Stock, Depositary Shares, Debt Securities and Guarantees (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any public offering price; (ii) in the case of Warrants, the duration, offering price, exercise price and detachability features; (iii) in the case of Preferred Stock, the specific title, any distribution, liquidation, redemption, conversion, voting and other rights and any initial public offering price; (iv) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (v) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Operating Partnership or the holder, any terms for sinking fund payments, rank, any conversion or exchange rights, any Guarantees, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about all material federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

               The date of this Prospectus is December 10, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE OPERATING PARTNERSHIP OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission). Such reports, proxy statements and other information filed by the Company and the Operating Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Company and the Operating Partnership file their reports, proxy statements and other information with the Commission electronically. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York, 10005.

     The Company and the Operating Partnership have filed with the Commission a registration statement (of which this Prospectus is a part) on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Operating Partnership and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices listed below.

                          FORWARD-LOOKING INFORMATION

     Certain information both included and incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company and the Operating Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company and the Operating Partnership, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of the Company and the Operating Partnership include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for properties in the Company's and the Operating Partnership's current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties should be considered in evaluating any forward-looking statements contained herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company and the Operating Partnership with the Commission pursuant to the Exchange Act are incorporated by reference herein and made a part hereof:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      2. The Operating Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

      4. The Operating Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

      5. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

      6. The Operating Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

      7. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

      8. The Operating Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

      9. The Company's Current Report on Form 8-K, dated February 11, 1997, filed with the Commission on February 26, 1997, pursuant to the Exchange Act.

     10. The Company's Current Report on Form 8-K, dated May 22, 1997, filed with the Commission on May 30, 1997.

     11. The Company's Current Report on Form 8-K, dated June 16, 1997, filed with the Commission on June 24, 1997.

     12. The Company's Current Report on Form 8-K, dated December 10, 1997, filed with the Commission on December 10, 1997.

     13. The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company or the Operating Partnership pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the termination of the offering of all Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document.

     Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company and the Operating Partnership will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference into this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that this Prospectus incorporates). Written requests for the information described in this paragraph shall be directed to:
Chateau Communities, Inc., 6430 South Quebec Street, Englewood, Colorado 80111.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

     The Company, a self-administered and self-managed equity real estate investment trust ("REIT"), is the largest owner/manager of manufactured home communities in the United States, based both on the number of communities and the number of residential homesites owned. On February 11, 1997, the Company completed a strategic merger of equals (the "Merger") with ROC Communities, Inc. ("ROC"), in which ROC merged with a special-purpose merger subsidiary of the Company. As a result of the Merger, the businesses of the Company and ROC were combined. At March 31, 1997, the Company owned and operated 128 manufactured home communities (the "Properties") located in 27 states, with an aggregate of 42,986 homesites. The Company's portfolio is geographically diversified, with significant concentrations in the southeastern and midwestern United States, as well as the Pacific Coast states, permitting economies of scale in property management operations. The Company's portfolio is also diversified by resident orientation, with approximately 28% of the residential homesites in communities which are adult-oriented and 72% of residential homesites in communities which are family-oriented. At March 31, 1997, approximately 94.1% of the Company's homesites were occupied. In addition, the Company fee manages 6,953 residential homesites in 34 communities. Also at March 31, 1997, the Company owned undeveloped land adjacent to existing communities containing approximately 4,200 expansion sites which are zoned for manufactured housing.

     The Company conducts substantially all of its activities through the Operating Partnership in which as of March 31, 1997 it owned, directly and through ROC (the other general partner of the Operating Partnership), an approximate 90% general partner interest. As general partners of the Operating Partnership, the Company and ROC have unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Properties. The Company's Common Stock is listed on the NYSE under the Symbol "CPJ."

     The Company's and the Operating Partnership's executive and principal property management offices are located at 6430 South Quebec Street, Englewood, Colorado 80111 and their telephone number is (303) 741-3707. The Company and the Operating Partnership have regional property management offices in Clinton Township, Michigan; Indianapolis, Indiana; Tampa, Florida; and Atlanta, Georgia.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from any sale of the Offered Securities for working capital and for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions, expansions and development of manufactured housing communities.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                   THREE MONTHS
                                                       ENDED
                                                     MARCH 31,              YEAR ENDED DECEMBER 31,
                                                 -----------------    ------------------------------------
                                                       1997           1996    1995    1994    1993    1992
                                                 -----------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges............          2.03          2.24    2.12    3.47    1.31    1.20
Ratio of funds from operations to fixed
  charges.....................................          3.25          3.11    2.99    4.65    1.82    1.65

     Ratio of earnings to fixed charges represents income before extraordinary item plus fixed charges to fixed charges (principally interest and amortization of deferred financing costs). Ratio of funds from operations to fixed charges represents the ratio of funds from operations plus fixed charges to fixed charges. Funds from operations, as used in the above table and as defined by the National Association of Real Estate Investment Trusts, means net income excluding gains (or losses) from debt restructuring and sales of property, plus certain depreciation and amortization. Management believes that funds from operations is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds from operations (i) does not represent cash flow from operations as defined by generally accepted accounting principles, (ii) should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities and (iii) is not an alternative to cash flows as a measure of liquidity. The ratios for 1993 include the ratio for certain predecessors of the Company and the Operating Partnership. The ratios for 1992 represent the ratios of the same predecessors. To date, the Company has not issued any Preferred Stock. Consequently, the ratios of earnings to combined fixed charges and preferred stock dividends would not be any different from the ratios of earnings to fixed charges shown above.

                         DESCRIPTION OF DEBT SECURITIES

     The following sets forth certain general term and provisions of the Indenture under which the Debt Securities are to be issued by the Operating Partnership. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities may be issued by the Operating Partnership, and will be either (i) non-convertible investment grade Debt Securities or (ii) non-convertible Debt Securities that are fully and unconditionally guaranteed by, and are accompanied by Guarantees of, the Company. The Debt Securities will be issued pursuant to indentures (each an "Indenture") between the Operating Partnership and a trustee named in the Indenture (the "Trustee"). The form of each Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time and is available for inspection as described above under "Available Information." Each Indenture will be dated as of a date on or prior to the issuance of the Debt Securities to which it relates. The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and the Debt Securities.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Operating Partnership, the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership.

     Section 301 of the Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by the Company and ROC, as general partners of the Operating Partnership, or indentures supplemental to the Indenture. Prior to the issuance of Debt Securities of any series, any or all of the following, as applicable (each of which (except for the matters set forth in clauses (1), (2) and (13) below), if so provided, may be determined from time to time by the Operating Partnership with respect to unissued Debt Securities of or within the series when issued from time to time) and will be set forth in the Prospectus Supplement relating to the series of Debt Securities:

     (1) the title of the Debt Securities of or within the series (which shall distinguish the Debt Securities of such series from all other series in Debt Securities);

     (2) any limit upon the aggregate principal amount of the Debt Securities of or within the series that may be authenticated and delivered under the Indenture;

     (3) the percentage of the principal amount at which the Debt Securities of the series will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of maturity thereof;

     (4) the date or dates, or the method by which such date or dates will be determined, on which the principal of the Debt Securities of or within the series shall be payable and the amount of principal payable thereon;

     (5) the rate or rates at which the Debt Securities of or within the series shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which such interest will be payable and the Regular Record Date, if any, for the interest payable on any Debt Security on any Interest Payment Date, or the method by which such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

     (6) the place or places, if any other than or in addition to the Borough of Manhattan, the City of New York or the City of Chicago, where the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on Debt Securities of or within the series may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of the Debt Securities of or within the series and the Indenture may be served;

     (7) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, and other terms and conditions upon which Debt Securities of or within the series may be redeemed in whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have the option;

     (8) the obligation, if any, of the Operating Partnership to redeem, repay or purchase Debt Securities of or within the series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, and other terms and conditions upon which Debt Securities of or within the series shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

     (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Debt Securities of or within the series shall be issuable;

     (10) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

     (11) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of or within the series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to
Section 502 of the Indenture or the method by which such portion shall be determined;

     (12) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Debt Securities of or within the series may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined;

     (13) provisions, if any, granting special rights to the Holder of Debt Securities of or within the series upon the occurrence of such events as may be specified;

     (14) any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership with respect to Debt Securities of or within the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture;

     (15) whether any Debt Securities of or within the series are to be issuable initially in temporary global form and whether any Debt Securities of or within the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in
Section 305 of the Indenture, and, if Debt Securities of or within the series are to be issuable as a global Debt Security, the identity of the depositary for such series;

     (16) the date as of which any temporary global Debt Security representing Outstanding Securities of or within the series shall be dated if other than the date of original issuance of the first Debt Security of the series to be issued;

     (17) the Person to whom any interest on any Debt Security of the series shall be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in
Section 304 of the Indenture;

     (18) the applicability, if any, of Sections 1402 and/or 1403 of the Indenture to the Debt Securities of or within the series and any provisions in modification of, in addition to or in lieu of any of the provisions of Article Fourteen;

     (19) if the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

     (20) if the Debt Securities of or within the series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

     (21) the extent to which the Debt Securities of or within the series are subordinated to other indebtedness; and

     (22) any other terms of the Debt Securities of or within the series or of any Guarantees issued concurrently with such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     All Debt Securities of any one series shall be substantially identical, except, in the case of Debt Securities issued in global form, as to denomination and except as may otherwise be provided in or pursuant to such resolution of the Board of Directors or in any indenture supplemental to the Indenture. All Debt Securities of any one series need not be issued at the same time and unless otherwise provided, a series may be reopened, without the consent of the Holders, for issuances of additional Debt Securities of such series.

CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE

     The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other entity, provided that in any such case, (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if any other than the Operating Partnership) shall be an entity organized and existing under the laws of the United States of America or a State thereof and such successor entity shall expressly assume the due and punctual payment of the principal of and any interest (including all Additional Amounts, if any) on all of the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Operating Partnership by supplemental indenture, satisfactory to the Trustee, executed and delivered to the Trustee by such entity and (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing and (iii) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "Consolidation, Merger, Sale, Lease or Conveyance" the Operating Partnership will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership, and that the loss thereof is not disadvantageous in any material respect to the Holders.

     Payment of Taxes and Other Claims. The Operating Partnership, will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Operating Partnership or any Subsidiary or upon the income, profits or property of the Operating Partnership or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Additional Covenants. Reference is made to the applicable Prospectus Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest or Additional Amounts on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity;
(iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant or warranty of the Issuer contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in such Indenture; (v) default in the payment of an aggregate principal amount exceeding a specified dollar amount of any evidence of indebtedness (including a default with respect to Debt Securities of any series other than that series) of the Issuer (or by any Subsidiary, the repayment of which the Issuer has guaranteed or for which the Issuer is directly responsible or liable as obligor or guarantor) or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Issuer or any Significant Subsidiary (as hereinafter defined) or any of their respective property; and (vii) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Issuer.

     If an event of default under the Indentures with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Issuer (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Issuer shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture. Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Trustee is required to give notice to the Holders of the Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold such notice (except a default in the payment of the principal of (or the Make-Whole Amount, if any) or interest on any Debt Securities of any series or in the payment of any sinking fund installment with respect to Debt Securities of such series if the Responsible Officers of the Trustee in good faith consider such withholding to be in the interest of such Holders of the Debt Securities; and provided further that in the case of any default or breach of the character specified in Section 501(iv) of the Indenture with respect to the Debt Securities, no such notice to Holders shall be given until at least 60 days after the occurrence thereof.

     The Indenture provides that no Holders of the Debt Securities may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of that series; (ii) the Holders of not less than 25% in principal amount of the Outstanding Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities of that series; it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing to, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Note affected thereby, (a) change the Stated Maturity of the principal of (or the Make-Whole Amount, if any), or any interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any Make-Whole Amount payable on redemption of, any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (or the Make-Whole Amount, if any) or interest on, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the Stated Maturity thereof; (e) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Note.

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership with certain covenants in the Indenture.

     The Indenture also contains provisions permitting the Operating Partnership and the Trustee, without the consent of any Holders of the Debt Securities, to enter into supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership and the assumption by any such successor of the covenants of the Operating Partnership contained in the Indenture and in the Debt Securities; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon the Operating Partnership by the Indenture; (iii) to add any additional Events of Default for the benefit of the Holders of all or any series of Debt Securities (and if such Events of Default are to be for the benefit of less than all series of Debt Securities, stating that such Events of Default are expressly being included solely for the benefit of such series); provided, however, that in respect of any such additional Events of Default such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee upon such default or may limit the right of the Holders of a majority in aggregate principal amount of that or those series of Debt Securities to which such additional Events of Default apply to waive such default; (iv) to add to or change any of the provisions of the Indenture to provide that Bearer Debt Securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of, or any premium or interest on, Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit or facilitate the issuance of Debt Securities in uncertificated form; provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of any series or any related coupons in any material respect; (v) to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no Debt Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (viii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee; (ix) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture; provided such provisions shall not adversely affect the interests of the Holders of Debt Securities of any series or any related coupons in any material respect; or (x) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities pursuant to Sections 1401, 1402 and 1403 of the Indenture; provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of such series and any related coupons or any other series of Debt Securities in any material respect.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise provided in the Prospectus Supplement, the Operating Partnership may discharge certain obligations to Holders of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

     The Indenture provides that, unless otherwise provided in the Prospectus Supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to the Debt Securities (except for the obligations to register the transfer or exchange of the Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust ("Defeasance") or (b) to be released from its obligations with respect to the Debt Securities under provisions of the Indenture described under "Certain Covenants," and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event or Default with respect to the Debt Securities ("Covenant Defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the Trustee, in trust, of cash or Government Obligations (as deemed below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Debt Securities on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service (the "IRS") or a change in applicable United States Federal income tax laws occurring after the date of the Indenture.

     "Government Obligations" means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     In the event the Operating Partnership effects covenant defeasance and the Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to provisions of the Indenture which as a result of such covenant defeasance would no longer be applicable to the Debt Securities, the cash and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.

GUARANTEES

     If the Operating Partnership issues any Debt Securities that are rated below investment grade at the time of issuance, the Company will fully and unconditionally guarantee, on a senior or subordinated basis, the due and punctual payment of principal of or premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such Guarantees relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities.

                          DESCRIPTION OF COMMON STOCK

STOCK -- GENERAL

     The Company's Articles of Incorporation, as amended and supplemented (the "Charter"), provide that the Company may issue up to 92,000,000 shares of capital stock, currently consisting of 90,000,000 shares of Common Stock (par value $.01 per share) and 2,000,000 shares of Preferred Stock (par value $.01 per share), of which, at April 30, 1997, 25,175,114 shares of Common Stock were issued and outstanding. Up to 2,198,000 shares of Common Stock have been reserved for issuance under the Company's stock option and incentive plans. In addition, 2,756,057 shares of Common Stock are reserved for issuance upon the conversion of outstanding units of limited partner interest ("OP Units") in the Operating Partnership. The Board of Directors has the authority to classify or reclassify any authorized but unissued shares of capital stock into one or more classes or series (including classes or series of preferred stock) and to establish the terms of such classes or series. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations. The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Charter and (ii) the Company's By-Laws (the "By-Laws"), which documents are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or Depositary Shares or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and its By-laws. The Common Stock is listed on the NYSE under the symbol "CPJ." The transfer agent and registrar for the Common Stock is The Huntington National Bank.

     All shares of Common Stock offered hereby will, when issued, be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Charter regarding "Excess Stock" (as defined below), holders of shares of Common Stock will be entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays quarterly dividends to holders of Common Stock.

     Subject to the provisions of the Company's Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. In the election of directors, each outstanding shares of Common Stock entitles the holder to one vote for each director to be elected, but there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company.

     Subject to the provisions of the Company's Charter regarding Excess Stock, shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to Maryland law, a corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Charter. The Company's Charter does not provide for a lesser percentage in such situations.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of the taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. (See "Federal Income Tax Considerations").

     Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides that, except as otherwise provided below, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7% (the "Ownership Limit") of the number or value of the issued and outstanding stock of the Company (or such greater percentage up to 9.8% as shall be determined by the Board of Directors). The Company's Board of Directors, upon receipt of a ruling from the IRS and upon such other conditions as the Board of Directors may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Directors of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of shares of Common Stock or Preferred Stock that would (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit, (ii) result in the shares of stock being owned by fewer than 100 persons, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     The Company's Charter excludes certain predecessors of the Company (the "Chateau Contributing Parties") from the Ownership Limit. Each of John A. Boll and J. Peter Ministrelli (and certain persons related to each of them) is exempt from the Ownership Limit up to a maximum level of 14.1% and 10.0%, respectively.

     Any purported transfer of shares that would result in a person owning shares of capital stock in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Stock"), and shall be deemed to have been transferred to such person or persons (who are unaffiliated with the Company and the purported transferee), as designated from time to time by the Company, who shall serve as Trustee or Co-Trustees, as the case may be, of a Trust for the exclusive benefit of one or more organizations described in Sections 170(b)(1)(A) and 170(c) of the Code, as Beneficiary of such Trust. While this Excess Stock is held in trust, any dividends or other distributions shall be paid to the Trustee and the Trustee shall be deemed to hold an irrevocable proxy to vote the shares. Subject to the Ownership Limit, the Excess Stock may be retransferred by the trustee to any person (if the Excess Stock would not be Excess Stock in the hands of such person). The Purported Beneficial Transferee shall receive the lesser of (i) the price per share which such Purported Beneficial Transferee paid for the Common Stock or Preferred Stock, as the case may be, in the purported Transfer that resulted in the Excess Stock or, if the Purported Beneficial Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), a price per share equal to the Market Price for the shares of the Excess Stock on the date of the purported Transfer that resulted in the Excess Stock, and (ii) the price per share received by the Trustee from the sale or other disposition of the shares of

Excess Stock held by the Trust. Any proceeds in excess of the amount payable to the Purported Beneficial Transferee shall be payable to the Beneficiary.

     If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

     In addition, Excess Stock shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock to which such Excess Stock relates on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Transfer which resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Company does not receive a notice of such Transfer.

     All certificates representing shares of stock will bear a legend referring to the restrictions described above.

     All persons who own directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding shares of stock of the Company must give written notice of such ownership to the Company by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of Common Stock or Preferred Stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock or Preferred Stock (if issued and outstanding) might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     Under the Charter, the Company currently has authority to issue 2,000,000 shares of Preferred Stock, none of which is outstanding as of the date of this Prospectus. In addition, under the Charter the Board of Directors has authority to classify or reclassify any authorized but unissued shares of any class of capital stock into classes or series of preferred stock. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law (the "MGCL") and the Charter to fix for each series, subject to the provisions of the Charter, the terms, preferences, conversion or other rights, voting powers, restrictions (including restrictions on transfers of shares), limitations as to distributions, qualifications and terms or conditions of redemption, and to file articles supplementary to the Charter (the "Articles Supplementary") reflecting such terms, preferences and other rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then-prevailing market price or might believe to be otherwise in their best interest.

     The Preferred Stock will, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable and will have no preemptive rights (except as may be granted by the Board of Directors at the time of issuance). The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series. The discussion of Excess Stock is also applicable to Preferred Stock.

TERMS

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and the By-Laws and any Articles Supplementary designating terms of a series of Preferred Stock.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for the specific terms thereof, including, where applicable, the following:

           1. The title of such Preferred Stock;

           2. The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

           3. The distribution rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

           4. Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which distributions on such Preferred Stock shall accumulate;

           5. The provision for sinking fund, if any, for such Preferred Stock;

           6. The provision for redemption, if applicable, of such Preferred Stock;

           7. Any listing of such Preferred Stock on any securities exchange;

           8. The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock, including the conversion price (or manner of calculation thereof);

           9. Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          10. The relative ranking and preferences of such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          11. Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          12. Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

          13. Any voting rights of such Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to Common Stock (and Excess Stock arising from Common Stock) of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company;
(ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the share of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

RESTRICTIONS ON TRANSFER

     The provisions contained in the Charter restricting certain transfers and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding capital stock will affect any shares of Preferred Stock that may from time to time be issued by the Company. See "Description of Common
Stock -- Restrictions on Transfer."

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into Excess Stock or otherwise converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted or converted into Excess Stock or otherwise), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

     From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. See "Description of Common Stock -- Restrictions on Transfer." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or a series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Stock) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of any outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series or class of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and have a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

RESTRICTIONS ON TRANSFER

     The provisions contained in the Charter restricting certain transfers and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding capital stock will affect any Depositary Shares that may from time to time be issued by the Company. See "Description of Common
Stock -- Restrictions on Transfer."

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's stock option plans). The Company may issue Warrants for the purchase of Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Common Stock will be separately transferable; (7) the price at which each share of Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; and (11) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following summary of material federal income tax considerations relevant to the Company is based upon current law, and is not intended as tax advice. The following discussion is not exhaustive of all possible tax considerations, and does not give a detailed discussion of any state, local, or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of Offered Securities in light of his or her particular investment or tax circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. The tax treatment of a holder of any Offered Securities will also vary depending upon the terms of the specific securities acquired by such holder. Additional federal income tax considerations relevant to holders of the Offered Securities other than Common Stock may be provided in the applicable Prospectus Supplement relating thereto.

     The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, commencing with its taxable year ended December 31, 1993. The Company believes that it was organized and has operated in a manner so as to qualify for taxation as a REIT under the applicable provisions of the Code, and the Company intends to continue to operate in such a manner. No assurance can be given, however, that the Company has operated in a manner so as to qualify or will operate in a manner so as to remain qualified as a REIT. Rogers & Wells, counsel to the Company ("Counsel"), has rendered an opinion that commencing with its taxable year ended December 31, 1993, the Company was organized in conformity with the requirements for qualification and taxation as a REIT, and the Company's proposed method of operation will enable it to continue to so qualify. It must be emphasized that Counsel's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, Counsel's opinion is based upon factual representations of the Company concerning its business and properties and the business and properties of the Operating Partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge the status of the Company as a REIT. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code, discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy such requirements. See "-- Failure to Qualify."

     The following is a description of the material aspects of the federal income tax consequences to the Company and its stockholders of the treatment of the Company as a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     In any year in which the Company qualifies as a REIT, it generally will not be subject to federal corporate income tax on that portion of its net income which is distributed currently to stockholders. However, the Company will be subject to federal income or excise tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains; (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any; (iii) if the Company has (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income; (iv) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property, and, as a result of the Taxpayer Relief Act of 1997, enacted August 5, 1997 (the "Taxpayer Relief Act"), effective for the Company's taxable year ending December 31, 1998, dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability; (vi) if the Company should fail to distribute with respect to each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company (or the Company first qualified as a REIT), then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate (pursuant to Treasury Regulations issued by the IRS which have not yet been promulgated).

     Organizational Requirements. The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly (through the application of certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that has the calendar year as its taxable year. In addition, certain other tests, described below, regarding the nature of its income and assets must also be satisfied.

     The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. In addition, the Company intends to comply with Treasury regulations requiring it to ascertain the actual ownership of its outstanding shares. The Taxpayer Relief Act eliminates the rule that a failure to comply with these regulations will result in a loss of REIT status. Instead, a failure to comply with the regulations will result in a fine. This provision will be effective for the Company's taxable year ending December 31, 1998.

     As a result of the Merger, ROC became a subsidiary of Chateau, with the intent that both the Company and ROC would continue to qualify as REITs for the purposes of the Code. The Company and ROC believe that they have satisfied and will continue to satisfy the requirements set forth in (i) through (vii) above. In addition, both the Company and ROC's Charters include certain restrictions regarding transfer of the their shares. These restrictions are intended (among other things) to assist the Company and ROC in continuing to satisfy the share ownership requirements described in conditions (v) and (vi) above. See "Description of Common Stock -- Restrictions on Transfer." Moreover, to evidence compliance with these requirements, a REIT must maintain records which disclose the actual ownership of its outstanding stock. In fulfilling its obligations to maintain records, both the Company and ROC have and will continue to demand written statements each year from the record holders of designated percentages of their stock disclosing the actual owners of such Shares. A list of those persons failing or refusing to comply with such demand is maintained as a part of the their respective records. A stockholder failing or refusing to comply with such written demands must submit with his tax return a similar statement disclosing the actual ownership of the shares of stock and certain other information.

     The Company may have one or more "qualified REIT subsidiaries." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of the REIT. Thus, the Company's "qualified REIT subsidiaries" will not be subject to federal corporate income taxation, although they may be subject to state or local taxation. (A qualified REIT subsidiary is a corporation all of the capital stock of which has been owned by the REIT from the commencement of such corporate existence. The Taxpayer Relief Act eliminates the requirement that a

REIT own a qualified REIT subsidiary from the commencement of its corporate existence. This change will be effective for the Company's taxable year ending December 31, 1998.)

     In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of assets and gross income of the partnership shall retain the same character in the hands of the REIT. Thus, the Company and ROC's proportionate share of the assets, liabilities and items of income of the Operating Partnership, CCF, L.P. (the "Financing Partnership") and other partnerships in which the Operating Partnership holds an interest (the "Subtier Partnerships") should be treated as assets, liabilities and items of income of the Company and ROC, to the extent of their respective interest therein, for purposes of applying the requirements described herein. See "-- Tax Aspects of the Company's Investments in Partnerships."

     Asset Tests. For the Company and ROC to maintain qualification as REITs, at the close of each quarter of its taxable year, each company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of such company's total assets must be represented by real estate assets (including
(i) real property, (ii) stock or debt instruments purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of such Company and held for not more than one year following the receipt of such proceeds, (iii) interests in mortgages on real property, and (iv) shares in other REITs), cash, cash items (including receivables) and government securities. Second, although the remaining 25% of each Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of such Company's total assets as to any one non-governmental issuer, or (ii) 10% of the outstanding voting securities of any one issuer.

     The Company believes that it and ROC has, and will continue to be able to comply with the asset tests. More than 75% of the assets of each of the Company and ROC are real estate assets. In addition, neither Company holds any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary or another qualified REIT, or securities of any one issuer exceeding 5% of the value of its gross assets. The securities of ROC held by the Company will not cause the Company to violate the asset tests as long as ROC qualifies as a REIT. If, however, ROC fails to qualify as a REIT for any reason, the Company would fail the asset tests because such securities will no longer qualify as real estate assets for purposes of the 75% asset test and the Company owns more than 10% of ROC's voting securities.

     After initially meeting the asset tests at the close of any quarter, neither the Company nor ROC will lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

     Income Tests. For the Company and ROC to maintain qualification as REITs, there are three separate percentage tests relating to the sources of each company's gross income which must be satisfied for each taxable year. First, at least 75% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gains from the sale or other disposition of real property, interests in real property and interests in mortgages on real property, other than gains from property held primarily for sale to customers in the ordinary course of the Company's trade or business; (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property; (vii) commitment fees received or accrued for entering into agreements to make loans secured by mortgages on real property or to purchase or lease real property; and
(viii) qualified temporary investment income. Second, at least 95% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or other securities, or from any combination of the foregoing. Any payments made to the

Company by a financial institution pursuant to a bona fide interest rate swap or cap agreement to hedge any variable rate indebtedness incurred or to be incurred to acquire or carry real property, or interests in real property, and any gain from the sale or other disposition of such agreement also will be included. Third, each company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property (including interests in real property and interests in mortgages on real property) held for less than four years (other than foreclosure property and property involuntarily or compulsorily converted), (ii) stock or securities held for less than one year, and (iii) property in a transaction which is a prohibited transaction. The Taxpayer Relief Act repeals the 30% gross income test for taxable years beginning after its enactment on August 5, 1997. Thus, the 30% gross income test will apply only to the Company's taxable year ending December 31, 1997.

     Rents received from a tenant will qualify as "rents from real property" in satisfying the 75% or the 95% gross income tests described above only if several conditions (related to the identity of the tenant, the computation of rent payable and the nature of the property leased) are met. Neither company anticipates receiving rents in excess of a de minimus amount that fail to meet these conditions. Finally, for rents received to qualify as rents from real property, a REIT generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated from whom the REIT derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the REIT are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code, which includes those services provided which are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant". The Taxpayer Relief Act provides a de minimis rule for non-customary services which is effective for taxable years beginning after August 5, 1997. If the value of the non-customary service income with respect to a property (valued at not less than 150% of the Company's direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property." This provision will be effective for the Company's taxable years ending December 31, 1998.

     The Company believes that it and ROC have, and will continue to satisfy the gross income tests discussed above. The Company receives a significant amount of dividends from ROC, which will be qualifying income for purposes of the 95% gross income test, and for the 75% gross income test so long as ROC qualifies as a REIT. In addition, the majority of both the Company and ROC's income will be derived from their interests in the Operating Partnership and Subtier Partnerships, which income will, for the most part, qualify as "rents from real property" for purposes of the 75% and 95% gross income tests.

     The Operating Partnership will provide certain services with respect to its properties and any newly acquired manufactured housing community properties. The Company believes, however, that the services which it provides are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services will not cause the rents received with respect to any properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. Further, the Company has obtained a private letter ruling from the IRS holding that certain services and amenities provided through the Operating Partnership will not cause its distributive share of rents paid by tenants to be excluded from the definition of rents from real property.

     The Operating Partnership will receive fees in exchange for the performance of certain management and administrative services relating to properties not owned by the Operating Partnership. Such management and administrative fees are not qualifying income for purposes of the 75% and 95% gross income tests. The Company and ROC's share of the aggregate amount of such fees and other non-qualifying income in any taxable year, however, should not cause either company to exceed the limits on non-qualifying income under the 75% or 95% gross income tests.

     If the Company or ROC fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company or ROC would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to certain excess net income.

     Annual Distribution Requirements. In order to qualify as REITs, both the Company and ROC are required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount which equals or exceeds
(A) the sum of (i) 95% of such company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income (including, as a result of the Taxpayer Relief Act, inter alia, cancellation of indebtedness income and original issue discount income.) Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that either company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income", as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if either company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Both the Company and ROC have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that either company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. To avoid any problem with the 95% distribution requirement, the Company and ROC will closely monitor the relationship between their REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership to borrow funds) in order to satisfy the distribution requirement.

     Under certain circumstances, a REIT may be able to rectify a failure to meet the distribution requirements by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

     Failure to Qualify. If either the Company or ROC fails to qualify for taxation as a REIT in any taxable year and the special relief provisions do not apply, the Company (and ROC if it fails to qualify) will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company (and ROC if it fails to qualify) also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances either the Company or ROC would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN PARTNERSHIPS

     General. The Company and ROC hold direct and indirect interests in the Operating Partnership, the Financing Partnership and the Subtier Partnerships (together, the "Partnerships").

     The Company believes that each of the Partnerships are properly treated as partnerships for federal income tax purposes. If, however, either the Operating Partnership, the Financing Partnership and/or a Subtier Partnership was treated as an association taxable as a corporation, the Company would most likely fail to qualify as a REIT. See "Federal Income Tax Considerations -- Taxation of the Company -- Failure to Qualify". Furthermore, in such a situation, any Partnership treated as a corporation would be subject to corporate income taxes.

     Tax Allocations with Respect to the Properties. The Operating Partnership was originally formed by way of contribution of properties which had appreciated in value (the "Chateau Properties") at the date of contribution. In addition, ROC, contributed or caused to be contributed properties, which were also appreciated, to the Operating Partnership and Financing Partnership immediately after the Merger (the "ROC Properties"). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Company also inherited most or all of the existing Book-Tax Differences with respect to OP Units previously exchanged by unitholders. The partnership agreements of the Operating Partnership and the Financing Partnership require allocations of income, gain, loss and deduction with respect to contributed properties to be made in a manner consistent with the special rules in Section 704(c) of the Code and the Treasury Regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the ROC Properties and the Chateau Properties over the life of the Operating Partnership and the Financing Partnership. Under these rules, ROC and/or the Company and the initial contributors of the Chateau Properties who are OP unitholders are generally allocated lower amounts of depreciation deductions with respect to, and increased taxable gain on a sale of, the ROC or Chateau Properties, respectively. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed ROC Properties in the hands of the Operating Partnership and the Financing Partnership and the carryover basis of the contributed Chateau Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes that it would be allocated if such properties had a tax basis equal to their fair market value at the time of acquisition and (ii) to be allocated lower amounts of taxable loss in the event of the sale of such a property at a book loss less than the economic or book loss allocated to it as a result of such sale. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the Chateau and ROC Properties and the OP Units exchanged at their respective fair market values.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Taxpayer Relief Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long term capital gain, domestic stockholders of the Company would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic stockholder would also receive a refundable tax credit for such domestic stockholder's proportionate share of the tax paid by the Company on such retained capital gains, and an increase in basis in an amount equal to the difference between the undistributed long term capital gains and the amount of tax paid by the Company. To the extent that the Company makes distributions in excess of its current and accumulated earnings and profits, such distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's Common Stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the Common Stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the

Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

     Backup Withholding. The Company will report to its domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Foreign Stockholders" below.

     Taxation of Tax-Exempt Stockholders. Distributions by the Company to a stockholder that is a tax-exempt entity generally should not constitute unrelated business taxable income ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business by such tax-exempt entity. In addition, under certain circumstances, qualified trusts that own more than 10% (by value) of the Company's shares may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if the Company is a "pension-held REIT." The restrictions on ownership in the Company's Charter should prevent the Company from being treated as a pension-held REIT.

     Taxation of Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     In general, Non-U.S. Stockholders will be subject to regular United States federal income taxation with respect to their investment in shares of Common Stock in the same manner as a U.S. Stockholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. A Non-U.S. Stockholder that is a corporation and that receives income with respect to its investment in shares of Common Stock that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the United States federal income taxation of Non-U.S. Stockholders whose investment in shares of Common Stock is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in shares of Common Stock may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Distributions made by the Company in excess of its current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of the Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below.

     As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by the Company as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by the Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by foreign persons. The Company believes that it is, and will continue to be a domestically controlled REIT and therefore, that the sale of its shares will not be subject to taxation under FIRPTA.

     If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.

     Notwithstanding the foregoing, gain from the sale or exchange of shares of Company stock not otherwise subject to FIRPTA and distributions made by the Company to Non-U.S. Stockholders that are designated as capital gain dividends (and are not attributable to the sale or other disposition of a United States real property interest) generally will not be taxable unless the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

OTHER TAX CONSIDERATIONS

     Dividend Reinvestment Program. Stockholders participating in the Company's dividend reinvestment program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company generally. See "Federal Income Tax Considerations -- Taxation of Stockholders." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

     State and Local Taxes. The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Common Stock, Preferred Stock, Warrants, Depositary Shares and Guarantees, and the Operating Partnership may sell the Debt Securities, through underwriters or dealers, directly to one or more purchasers (including executive officers of the Company or other persons that may be deemed affiliates of the Company), through agents or through a combination of any such methods of sale.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Further, the distribution of any Common Stock in one or more special offerings pursuant to a dividend reinvestment plan or other similar plan of the Company may be effected from time to time at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or the Operating Partnership or from purchasers of the Offered Securities, for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company or the Operating Partnership, as the case may be, may elect to list any series of Debt Securities, Warrants, Preferred Stock or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company or the Operating Partnership, as the case may be, against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

     The legality of the Offered Securities will be passed upon for the Company and the Operating Partnership by Rogers & Wells, New York, New York. Rogers & Wells will rely on Piper & Marbury L.L.P., Baltimore, Maryland, as to matters of Maryland law.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1996 and 1995 of the Company, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the financial statement schedule for the year ended December 31, 1996, the consolidated balance sheets as of December 31, 1996 and 1995 of the Operating Partnership, and the consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheet as of December 31, 1996 of ROC Communities, Inc., and the consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1996, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheet of ROC Communities, Inc. and its subsidiary as of December 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1995 and 1994, incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated December 10, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      (This Page Intentionally Left Blank)

                      (This Page Intentionally Left Blank)

======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OPERATING PARTNERSHIP OR THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...........   S-5
Business................................   S-10
Use of Proceeds.........................   S-16
Capitalization..........................   S-17
Selected Historical Consolidated
  Financial Data........................   S-18
Selected Pro Forma Consolidated
  Financial Data........................   S-19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   S-20
Management..............................   S-22
Description of Offered Securities.......   S-25
Certain United States Federal Income Tax
  Considerations........................   S-35
ERISA Considerations Relating to the
  MOPPRS................................   S-39
Underwriting............................   S-40
Legal Matters...........................   S-41

PROSPECTUS
Available Information...................     2
Forward-Looking Information.............     2
Incorporation of Certain Documents by
  Reference.............................     3
The Company and the Operating
  Partnership...........................     4
Use of Proceeds.........................     4
Ratio of Earnings to Fixed Charges......     4
Description of Debt Securities..........     5
Description of Common Stock.............    12
Description of Preferred Stock..........    14
Description of Depositary Shares........    16
Description of Warrants.................    20
Federal Income Tax Considerations.......    20
Plan of Distribution....................    29
Legal Matters...........................    30
Experts.................................    30

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                  $100,000,000
                             CP LIMITED PARTNERSHIP
                            6.92% MANDATORY PAR PUT
                           REMARKETED SECURITIES(SM)
                                 ("MOPPRS(SM)")
                             DUE DECEMBER 10, 2014
                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                          ---------------------------

                              MERRILL LYNCH & CO.
                            PAINEWEBBER INCORPORATED
                           A.G. EDWARDS & SONS, INC.
                               DECEMBER 18, 1997
                         "MANDATORY PAR PUT REMARKETED

                      SECURITIES(SM)" AND "MOPPRS(SM)" ARE
                             SERVICE MARKS OWNED BY
                           MERRILL LYNCH & CO., INC.
======================================================